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                                                                    Exhibit 10.6

                SENIOR DISCOUNT NOTEHOLDER PLAN SUPPORT AGREEMENT

     This Senior Discount Noteholder Plan Support Agreement (together with exhibits, annexes and attachments hereto, this "Agreement") is made and entered into as of August 19, 2003 by and among (i) DDi Corp. ("DDi"), DDi Intermediate Holdings Corp. ("DDi Intermediate"), DDi Capital Corp. ("DDi Capital"), Dynamic Details, Incorporated ("Details"), Dynamic Details, Incorporated, Silicon Valley ("DDISV") and their respective subsidiaries and affiliates (collectively, the "Company Group") and (ii) the Senior Discount Noteholders (as defined below) signatory hereto (the "Consenting Senior Discount Noteholders"). DDi, DDi Intermediate, DDi Capital, Details, DDISV, and each of their respective subsidiaries and affiliates, each Consenting Senior Discount Noteholder and any subsequent person that becomes a party hereto are referred herein as the "Parties" and individually, as a "Party."

                             PRELIMINARY STATEMENTS

     A. The holders of (the "Senior Discount Noteholders") of 12 1/2% Senior Discount Notes due 2007 (the "Senior Discount Notes") issued by DDi Capital under that certain indenture dated as of November 18, 1997 between DDi Capital, as issuer, and The State Street Bank and Trust Company (n/k/a U.S. Bank, N.A.), as trustee, as supplemented by the supplemental indenture dated as of February 10, 1998 between DDi Capital and the 12 1/2 Trustee (the "12 1/2 Indenture"), hold senior debt in face amount of $16,090,000 (the "Senior Discount Indebtedness"). As of the date hereof, the Consenting Senior Discount Noteholders hold, in aggregate, [ ] of the principal amount of the Senior
                                 -
Discount Indebtedness.

     B. Pursuant to that certain Restructuring Support Agreement, dated as of August 1, 2003 (the "RSA"), the Consenting Lenders (as defined in the Term Sheet) have consented to, inter alia, the Restructuring Terms (as defined below) subject to certain terms and conditions outlined in the RSA.

     C. The Consenting 5 1/4% Subordinated Noteholders (as defined in the PSA as defined below) and the Consenting 6 1/4% Noteholders (as defined in the PSA as defined below) have until August 8, 2003 to execute the Plan Support Agreement (the "PSA"), the form of which is annexed hereto as Exhibit B to the RSA, which shall provide for, inter alia, their consent to the Restructuring Terms subject to certain terms and conditions outlined in the PSA

     D. The Company Group, the Consenting Lenders, the Consenting 5 1/4% Subordinated Noteholders, the Consenting 6 1/4% Subordinated Noteholders and the Consenting Senior Discount Noteholders have engaged in good faith negotiations with the objective of reaching an agreement with regard to certain aspects of the restructuring and reorganization of the Company Group.

     E. The Company Group, the Consenting Lenders, the Consenting 5 1/4% Subordinated Noteholders, the Consenting 6 1/4% Subordinated Noteholders and the Consenting Senior Discount Noteholders now desire to implement a restructuring and reorganization of the Company Group such that the Consenting Lenders, the Consenting 5 1/4% Subordinated Noteholders and the Consenting 6 1/4% Subordinated Noteholders and the other holders of claims against and/or equity interests in the Company Group shall receive the consideration to be paid, distributed or provided by the Company Group pursuant to such restructuring and reorganization

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(the "Restructuring Terms") as set forth on the term sheet (the "Term Sheet")
attached hereto as Exhibit A (the "SDN Term Sheet").

     F. In order to expedite the contemplated restructuring and reorganization of the Company Group, each Party, subject to the terms of this Agreement, desires to pursue and support a restructuring transaction (i) by way of a plan of reorganization under Chapter 11 of Title 11, United States Code (the "Bankruptcy Code") relating to DDi and DDi Capital, and (ii) by way of an out-of-court restructuring transaction relating to Details, DDISV and their respective subsidiaries that achieves and implements the Restructuring Terms (any such restructuring transaction that achieves and implements the Restructuring Terms, the "Restructuring Transaction") and during the pendency of this Agreement desires not to support any restructuring or reorganization of any of the members of the Company Group (or any plan or proposal in respect of the same) that does not achieve or implement the Restructuring Terms.

     G. In order to implement the Restructuring Transaction, the Company Group has agreed, subject to the terms and conditions of this Agreement, (i) to prepare and file (a) a disclosure statement that is consistent in all material respects with the Restructuring Terms and is in the form attached to the Term Sheet (the "Conforming Disclosure Statement"), and (b) a plan of reorganization for DDi and DDi Capital that is consistent in all material respects with the Restructuring Terms and is in the form attached to the Term Sheet (the "Conforming Plan") in cases filed under Chapter 11 of the Bankruptcy Code (the "Chapter 11 Cases") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") and to negotiate and prepare the definitive Restructuring Transaction documents that are consistent in all respects with the Restructuring Terms and are in form and substance satisfactory to the Consenting Lenders (the "Conforming Restructuring Loan Documents"), and
(ii) to use reasonable commercial efforts to have the Conforming Disclosure Statement approved and the Conforming Plan confirmed by the Bankruptcy Court, in each case, as expeditiously as practicable under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure.

     H. The Company Group and the Consenting Senior Discount Noteholders acknowledge and agree that the best way to effectuate the Conforming Plan and the Conforming Restructuring Loan Documents is to do so in a way that would:

          1. maximize the value of the Company Group for the benefit of all interested persons;

          2. minimize the disruption to the Company Group resulting from the commencement of the Chapter 11 Cases as quickly as possible;

          3. minimize the loss of business continuity and opportunity of Details and DDISV;

          4. provide all parties to the Restructuring Transaction with Global Releases (as defined in the Term Sheet) and a Plan Injunction (as defined in the Term Sheet); and

          5. provide assurances and stability to certain key employees of the Company Group.

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     I. In expressing such support and commitment, the Parties do not desire and do not intend in any way to derogate from or diminish the solicitation requirements of applicable securities and bankruptcy law, the fiduciary duties of DDi and DDi Capital as debtors in possession, the fiduciary duties of any Consenting Senior Discount Noteholder who is appointed to the official committee of unsecured creditors (the "Creditors' Committee") in the Chapter 11 Cases or the role of any state or federal agencies with regulatory authority concerning any member of the Company Group.

                             STATEMENT OF AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

     1. Defined Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Term Sheet.

     2. Term Sheet Conditions. Without limiting the conditions set forth herein, each Party's agreement to this Agreement and support for the Conforming Plan, the Conforming Restructuring Loan Documents and the Term Sheet is expressly conditioned on satisfaction of each of the terms and conditions set forth in the Term Sheet and this Agreement. To the extent that any such conditions involve a time period or an outside date for satisfaction, the Parties acknowledge and agree that time is of the essence with respect to each such condition.

     3. Agreements of the Consenting Senior Discount Noteholders

          (i) Ownership. Each Consenting Senior Discount Noteholder represents and warrants, on a several but not joint basis, that, as of the date hereof, (i) such Consenting Senior Discount Noteholder either (A) is the sole legal and beneficial owner of, or holder of investment authority over, the debt set forth below its name on the signature page hereof and all related claims, rights and causes of action arising out of or in connection with or otherwise relating to such debt (the "Consenting Senior Discount Noteholder Claims"), in each case free and clear of all claims, liens and encumbrances, or (B) has or will have investment or voting discretion with respect to the debt and Consenting Senior Discount Noteholder Claims and has or will have the power and authority to bind the beneficial owner(s) of such debt and Consenting Senior Discount Noteholder Claims to the terms of this Agreement, and (ii) such Consenting Senior Discount Noteholder has or will have full power and authority to vote on and consent to such matters concerning such debt and Consenting Senior Discount Noteholder Claims and to exchange, assign and transfer such debt and Consenting Senior Discount Noteholder Claims.

          (ii) Voting. Each Consenting Senior Discount Noteholder agrees that for so long as this Agreement remains in effect, it (i) shall vote its debt and Consenting Senior Discount Noteholder Claims to accept any Conforming Plan as soon as practicable following receipt of any Conforming Disclosure Statement in any solicitation of votes for any such Conforming Plan (but in no case later than any voting deadline stated therein), (ii) shall vote against and shall in no way otherwise, directly or indirectly, support any restructuring or reorganization of the Company (or any plan or proposal in respect of the same) that is not consistent with, or does not implement or achieve, the Restructuring Terms, (iii) shall not (A) directly or indirectly seek, solicit, pursue,

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support or encourage any other plan or the termination of the exclusive period for the filing of any plan, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company that could be expected to prevent, delay or impede the successful restructuring of the Company as contemplated by the Restructuring Terms and any Conforming Plan, (B) object to the Conforming Disclosure Statement or the solicitation of votes for the Conforming Plan or support any such objection by a third party; provided, however, that the Consenting Senior Discount Noteholder may object to the Conforming Disclosure Statement solely on the basis that it does not contain adequate information as required by Section 1125 of the Bankruptcy Code, or (C) take any other action that is inconsistent with, or that would delay confirmation of, the Conforming Plan; and (iv) shall not object to, or otherwise oppose, directly or indirectly, any of the terms and conditions of the Budget and Funding Agreement, dated as of August 1, 2003 (the "Budget and Funding Mechanism") and the Funding Motion (as defined in the Budget and Funding Mechanism). Nothing contained herein shall limit the ability of a Consenting Senior Discount Noteholder to consult with the Company, or to appear and be heard, concerning any matter arising in the Chapter 11 Cases so long as such consultation or appearance is consistent with the Consenting Senior Discount Noteholder's obligations hereunder and the terms of the Conforming Plan, the Restructuring Terms and this Agreement.

     (iii) Transfers. Each Consenting Senior Discount Noteholder agrees that for so long as this Agreement remains in effect, it shall not sell, transfer, assign, pledge or otherwise dispose, directly or indirectly, any of the debt or Consenting Senior Discount Noteholder Claims or any option thereon or any right or interest (voting or otherwise) therein, unless the transferee thereof agrees in writing for the benefit of the Parties to be bound by all of the terms of this Agreement by executing the Joinder attached hereto as Exhibit B-l, a copy of which shall be provided to the Parties, in which event each Party shall be deemed to have acknowledged that its obligations to the Consenting Senior Discount Noteholders hereunder shall be deemed to constitute obligations in favor of such transferee.

     (iv) Further Agreement. Each Consenting Senior Discount Noteholder believes that the consummation of the Conforming Plan consistent with the Term Sheet is in its best interests and is in the best interests of the Company's creditors generally. Accordingly, for so long as this Agreement remains in effect, each Consenting Senior Discount Noteholder will support the Conforming Plan consistent with the terms and conditions of the Term Sheet. Without limiting the foregoing, each Consenting Senior Discount Noteholder commits, for so long as the Agreement remains in effect, to support the Budget and Funding Mechanism, the Conforming Disclosure Statement, the Conforming Plan and the Conforming Restructuring Loan Documents and use its commercially reasonable efforts to facilitate the filing and confirmation of the Conforming Plan at the earliest practicable date; provided, however, that notwithstanding anything contained herein to the contrary, if any Consenting Senior Discount Noteholder is appointed to and serves on the Creditors' Committee, the terms of this Agreement shall not be construed to limit such Consenting Senior Discount Noteholder's exercise of its fiduciary duties in its role as a member of a Creditors' Committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement.

     4. Agreements of the Company Group. Each member of the Company Group believes that the confirmation of the Conforming Plan and the consummation of the Conforming Restructuring Loan Documents will best facilitate its business and financial restructuring and that consummation of the terms described in the Term Sheet is in the best interests of each member of the Company Group and in the best interests of their respective creditors and other parties in

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interest. Accordingly, the Company Group hereby agrees, for so long as this
Agreement remains in effect: (a) to prepare or cause the preparation, as soon as practicable after the date hereof, of each of the Definitive Documents (as defined below), each containing terms and conditions consistent in all material respects with the Restructuring Terms, and to distribute such documents and afford reasonable opportunity of comment and review to (i) the legal and financial advisors for the Consenting Senior Discount Noteholders; (b) to (i) to file the Chapter 11 Cases with respect to the Restructuring Transaction in the Bankruptcy Court on or prior to August 21, 2003, (ii) to file the Conforming Disclosure Statement and the Conforming Plan with the Bankruptcy Court on or prior to August 30, 2003, (iii) to cause the solicitation pursuant to the Conforming Disclosure Statement and the Conforming Plan to commence on or before October 10, 2003, and (iv) to solicit the requisite votes in favor of, and to obtain confirmation by the Bankruptcy Court at the earliest practicable date of, the Conforming Plan and approval of the Bankruptcy Court; (c) to not pursue, propose, support, encourage the pursuit of, or seek to implement any transaction or series of transactions that would effect a restructuring on terms other than the Restructuring Terms unless or until this Agreement has been terminated in accordance with Section 5; and (d) to otherwise use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Term Sheet, the Conforming Plan and the Conforming Restructuring Loan Documents at the earliest practicable date (including opposing any appeal of the Confirmation Order).

     5. Termination of Agreement. The obligations of the Consenting Senior Discount Noteholders under this Agreement shall terminate and be of no further force and effect upon the occurrence of any of the following events (any such event, a "Termination Event"), and such Termination Event is not waived in accordance with Section 10 of this Agreement: (i) the Company Group fails (A) to file the Chapter 11 Cases with respect to the Restructuring Transaction in the Bankruptcy Court on or prior to August 21, 2003, (B) to file the Conforming Disclosure Statement and the Conforming Plan with the Bankruptcy Court on or prior to August 30, 2003, or (C) to cause the solicitation pursuant to the Conforming Disclosure Statement and the Conforming Plan to commence on or before October 10, 2003; (ii) any member of the Company Group files, proposes or otherwise supports, either directly or indirectly, any plan of reorganization other than the Conforming Plan, or other creditors of any member of the Company Group file any plan of reorganization other than the Conforming Plan in accordance with Section 1121(c) of the Bankruptcy Code; (iii) the Conforming Plan is modified or replaced such that it (or any such replacement) at any time is not consistent in any material respect with the Restructuring Terms; (iv) any breach of any member of the Company Group of any of their respective obligations, or failure to satisfy in any material respect any of the terms or conditions under this Agreement or the Pre-Restructuring Loan Documents (as defined in the Term Sheet), or any member of the Company Group or any of their respective professionals or representatives shall take any action to challenge (including, without limitation, to assert in writing any challenge to) the validity or enforceability of this Agreement; (v) the final Definitive Documents (as defined below) are modified to provide for any terms that are not consistent in any material respect with the Restructuring Terms or that are otherwise not satisfactory in form and substance to the Parties signatory thereto; (vi) any member of the Company Group or any of their respective professionals or representatives shall withdraw or revoke the Conforming Plan; (vii) an examiner with expanded powers or a trustee shall have been appointed in the Chapter 11 Cases, the Chapter 11 Cases shall have been converted to a case under chapter 7 of the Bankruptcy Code, or the Chapter 11 Cases shall have been dismissed by order of the Bankruptcy Court; (viii) the occurrence of a Termination Event (as defined in the RSA), which shall not have been waived by the Required

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Lenders (as defined in the RSA); (ix) the occurrence of a Termination Event (as defined in the PSA), which shall not have been waived by the Consenting Subordinated Noteholders (as defined in the PSA) holding at least one-half (1/2) in aggregate principal amount of the debt held by the Consenting Subordinated Noteholders; (x) any foreclosure proceeding is commenced against, or bankruptcy case is commenced by or against Details or DDISV; (xi) any failure to obtain, by November 15, 2003, (a) more than one-half (1/2) in number and two-thirds (2/3) in amount of the holders (the "Required 5 1/4% Subordinated Noteholders") of 5 1/4% Subordinated Notes (as defined in the Term Sheet) voting on the Conforming Plan to accept the terms of the Conforming Plan, (b) more than one-half (1/2) in number and two-thirds (2/3) in amount of the holders (the "Required 6 1/4% Subordinated Noteholders") of 6 1/4% Subordinated Notes (as defined in the Term Sheet) voting on the Conforming Plan to accept the terms of the Conforming Plan and (c) more than one-half (1/2) in number and two-thirds (2/3) in amount of the holders (the "Required Senior Discount Noteholders") of Senior Discount Notes (as defined in the Term Sheet) voting on the Conforming Plan to accept the terms of the Conforming Plan; (xii) any Court (including the Bankruptcy Court) shall declare, in a Final Order, this Agreement to be unenforceable; (xiii) orders approving the Conforming Disclosure Statement shall not have been entered by the Clerk of the Bankruptcy Court on or before October 7, 2003; (xiv) orders confirming the Conforming Plan shall not have been entered by the Clerk of the Bankruptcy Court on or before December 15, 2003; (xv) the Confirmation Order shall not be in form and substance acceptable to the Required Senior Discount Noteholders; (xvi) the Bankruptcy Court shall enter an order denying confirmation of the Conforming Plan; (xvii) the Effective Date (as defined in the Term Sheet) of the Conforming Plan shall not have occurred on or before January 8, 2004; or (xviii) January 30, 2004.

     6. Good Faith Cooperation; Further Assurances; Acknowledgment; Definitive Documents. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of (a) all matters relating to their rights in respect any member of the Company Group or otherwise in connection with their relationship with the members of the Company Group, (b) all matters concerning the implementation of the Restructuring Terms, and (c) the pursuit and support of the Restructuring Transaction. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be necessary to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings and voting any other debt or equity securities of the Company Group in favor of the Restructuring Transaction (provided that no Consenting Senior Discount Noteholder shall be required to incur any expense, liability or other obligation), and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement, including proposing a plan that is not the Conforming Plan. While the Consenting Senior Discount Noteholders commit herein to support the Restructuring Transaction and Conforming Plan and it is their intention to vote in favor of the Conforming Plan, this Agreement is not and shall not be deemed a solicitation for consent to the Conforming Plan or a solicitation to tender or exchange any Debt. The acceptance of the Consenting Senior Discount Noteholders will not be solicited until they have received the Conforming Disclosure Statement and the related ballots in forms approved by the Bankruptcy Court. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Parties hereunder shall be expressly subject to the preparation of definitive documents (the "Definitive Documents") implementing, achieving and relating to the Restructuring Terms and this Agreement, including, without limitation: (i) (a) the Conforming Plan, the Disclosure Statement, the order of the Bankruptcy Court confirming the Conforming Plan (the "Confirmation Order"), the Conforming Disclosure Statement, and any related ballots, releases and settlement documents, (b) definitive documentation relating to the management

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incentive plan, the common stock of Reorganized DDi, the preferred stock of DDi
Europe (as defined in the Term Sheet) and other related documents, each of which are more specifically described in the Restructuring Terms, shall contain terms and conditions consistent in all material respects with the Restructuring Terms, and shall be satisfactory in form and substance to the Parties signatory thereto, (c) the Conforming Restructuring Loan Documents and (d) all other agreements, instruments, orders or other documents necessary or appropriate to consummate the transactions contemplated by this Agreement, the Term Sheet, the Conforming Restructuring Loan Documents or the Conforming Plan, and (ii) any "first day" orders and motions. Each Party hereby covenants and agrees (i) to negotiate in good faith the Definitive Documents and (ii) to execute (to the extent they are a party thereto) and otherwise support the Definitive Documents.

     7. Further Acquisitions. This Agreement shall in no way be construed to preclude any Consenting Senior Discount Noteholder from acquiring additional 5 1/4% Subordinated Notes, 6 1/4% Subordinated Notes and/or Senior Discount Notes. However, any such 5 l/4% Subordinated Notes, 6 1/4% Subordinated Notes or Senior Discount Notes so acquired shall automatically be deemed to be subject to all of the terms of (i) in the case of the 5 1/4% Subordinated Notes and the 6 1/4% Subordinated Notes, the PSA and (ii) in the case of the Senior Discount Notes, this Agreement.

     8. Additional Claims or Equity Interests. To the extent any Consenting Senior Discount Noteholder (a) acquires additional debt or claims, or (b) holds or acquires other claims or equity interests in the Company entitled to vote on the Conforming Plan, each such Consenting 5 1/4% Subordinated Noteholder and Consenting 6 1/4% Subordinated Noteholder agrees that such debt, Claims, claims or equity interests shall be subject to this Agreement and that it shall vote (or cause to be voted) any such additional debt, claims, claims or equity interests (in each case, to the extent still held by it or on its behalf at the time of such vote) in a manner consistent with this Agreement.


     9. Representations and Warranties. Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof:

          (a) it is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party's obligations hereunder have been duly authorized by all necessary corporate, limited liability, partnership or other similar action on its part;

          (b) the execution, delivery, and performance by such Party of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

          (c) the execution, delivery, and performance by such Party of this Agreement does not and shall not require any registration or filing with, consent or approval of,

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or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission and in connection with the Chapter 11 Cases, the Conforming Disclosure Statement and the Conforming Plan. Although none of the Parties intend that this Agreement should constitute, and they each believe that it does not constitute, a solicitation and acceptance of the Conforming Plan, they each acknowledge and agree that, regardless of whether its Relevant Claims or the Conforming Restructuring Loan Documents constitutes "securities" within the meaning of the Securities Act of 1933, (i) each of the Consenting Senior Discount Noteholders is an "accredited investor" as such term is defined in Rule 501(a) of the Securities Act of 1933 and a "qualified institutional buyer" as such term is defined in Rule 144A of the Securities Act of 1933 and (ii) adequate information was provided by the Company Group to each such Consenting Senior Discount Noteholder in order to enable it to make an informed decision such that, were this Agreement to be construed as or deemed to constitute such a solicitation and acceptance, such solicitation was (i) in compliance with any applicable nonbankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, or (ii) if there is not any such law, rule, or regulation, solicited after disclosure to such holder of "adequate information" as such term is defined in Section 1125(a) of the Bankruptcy Code;

          (d) if such Party is a Consenting Senior Discount Noteholder, such Consenting Senior Discount Noteholder has reviewed this Agreement and all exhibits hereto and has received all such other information as it deems necessary and appropriate to enable it to evaluate the financial risks inherent in the Restructuring Transaction; and

          (e) this Agreement is the legally valid and binding obligation of it, enforceable in accordance with the terms hereof, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

     10. Amendments and Waivers. This Agreement may not be modified, amended or supplemented except in a writing signed by each member of the Company Group and
(i) the Consenting Senior Discount Noteholders holding at least one-half (1/2) in aggregate principal amount of the debt held by Consenting Senior Discount Noteholders; provided, that, that any modification or amendment to this Section 10 shall require the written consent of all of the Parties; provided, further, that any modification of, or amendment or supplement to, this Agreement (including the Restructuring Terms) that materially and adversely affects any Party shall require the written consent of the Party so affected. A Termination Event may not be waived except in a writing by the Consenting Senior Discount Noteholders holding at least one-half (1/2) in aggregate principal amount of the debt held by Consenting Senior Discount Noteholders no later than three (3) business days following the occurrence of a Termination Event.

     11. Other Existing Support Agreements. Each Consenting Senior Discount Noteholder acknowledges that other parties are being requested to sign the RSA and that a condition of the Term Sheet is that the RSA shall have been executed and delivered, no later than August 1,2003, by (a) each member of the Company Group and (b) one hundred percent of the (100%) of the holders of Lender Indebtedness (as defined in the RSA). Each Consenting Senior Discount Noteholder further acknowledges that other parties are being requested to sign the PSA

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

and that a condition of the RSA is that the PSA shall have been executed and delivered, no later than August 8, 2003, by (a) each member of the Company Group and (b) the Consenting Subordinated Noteholders holding at least forty-two and a half percent (42.5%) in aggregate principal amount of the Subordinated Notes.

     12. Conditions to Effectiveness. This Agreement shall not become effective and binding on the Parties unless and until (i) counterpart signature pages and Joinders, as applicable, shall have been executed and delivered, no later than
August        ,2003, by (a) each member of the Company Group, (b) the Consenting
       -------
Senior Discount Noteholders holding            in aggregate principal amount of
                                    ----------
the Subordinated Notes, to the Debtors, with a copy to the Administrative Agent;
(ii) the RSA shall have been executed and delivered, no later than August 1, 2003, by (a) each member of the Company Group and (b) one hundred percent of the (100%) of the holders of Lender Indebtedness (as defined in the RSA); and the PSA shall have been executed and delivered, no later than August 8, 2003, by (a) each member of the Company Group and (b) the Consenting Subordinated Noteholders holding at least forty-two and a half percent (42.5%) in aggregate principal amount of the Subordinated Notes.

     13. GOVERNING LAW; JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, MAY BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING, AND WAIVES ANY OBJECTION IT MAY HAVE TO VENUE OR THE CONVENIENCE OF THE FORUM. NOTWITHSTANDING THE FOREGOING CONSENT TO JURISDICTION, UPON THE COMMENCEMENT OF THE CHAPTER 11 CASES, EACH OF THE PARTIES AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

     14. Specific Performance. This Agreement, including without limitation the Parties' agreement herein to support the Restructuring Transaction and Conforming Plan and to facilitate its confirmation, is intended as a binding commitment enforceable in accordance with its terms. It is understood and agreed by each of the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.

     15. Survival. Notwithstanding (a) any sale of the debt or Claims in accordance with Sections 3(iii), or (b) the termination of this Agreement pursuant to Section 5, the agreements and obligations of the Parties in Sections 13, 15, 17, 19, 20, 24, and 25 shall survive such sale and/or termination and shall continue in full force and effect for the benefit of the Consenting Senior Discount Noteholders in accordance with the terms hereof.

     16. Headings. The headings of the Sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

     17. Successors and Assigns; Severability; Several Obligations. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives. The invalidity or unenforceability at any time of any provision hereof shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof. The agreements, representations and obligations of the Consenting Senior Discount Noteholders under this Agreement are, in all respects, several and not joint.

     18. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and, to the extent contemplated by the Term Sheet, the Consenting Lenders under the RSA and the Consenting Subordinated Noteholders under the PSA, and no other person or entity shall be a third party beneficiary hereof.

     19. Prior Negotiations; Entire Agreement. This Agreement constitutes the entire agreement of the Parties, and supersedes all other prior and contemporaneous negotiations, agreements, representations, warranties and understandings of the parties, whether oral, written or implied, with respect to the subject matter hereof, except that the Parties acknowledge that, except as provided in Section 20 below, any confidentiality agreements heretofore executed between any member of the Company Group and each Consenting Senior Discount Noteholder shall continue in full force and effect.

     20. Confidentiality. Each member of the Company Group and each Consenting Senior Discount Noteholder agrees to use commercially reasonable efforts to maintain the confidentiality of (a) the individual identities and individual holdings of each Consenting 5 1/4% Subordinated Noteholder, Consenting 6 1/4% Subordinated Noteholder, Consenting Senior Discount Noteholders and Consenting Lender; provided, however, that such information may be disclosed (i) to the Parties' respective directors, trustees, executives, officers, auditors, and employees and financial and legal advisors or other agents (collectively referred to herein as "Representatives"), (ii) to person in response to, and to the extent required by, (x) any subpoena, or other legal process or (y) any bank regulatory agency or any other regulatory agency or authority. If any Party or its Representative receives a subpoena or other legal process as referred to in clause (ii)(x) above in connection with the Agreement, such Party shall provide the other Parties with prompt written notice of any such request or requirement, to the fullest extent permissible and practicable under the circumstances, so that the other Parties may seek a protective order or other appropriate remedy or waiver of compliance with the provisions of this Agreement. Notwithstanding the provisions in this Section 20, (i) the Company Group may disclose (a) the existence of and nature of support evidenced by this Agreement in one or more public releases that have first been sent to the counsel for the Administrative Agent and to the Consenting Senior Discount Noteholders for review and comment, and (b) in the context of any such releases, the aggregate holdings of the Consenting Lenders, the Consenting 5 1/4% Subordinated Noteholder, the Consenting 6 1/4% Subordinated Noteholder and the Consenting Senior Discount Noteholders (but, as indicated above, not their identities or their individual holdings), (ii) any Party hereto may disclose the identities to the Parties hereto and their individual holdings in any action to enforce this Agreement or in an action for damages as a result of any breaches hereof, and (iii) to the extent required by the Bankruptcy Code, Bankruptcy Rules, Local Rules of the Bankruptcy Court or other applicable rules, regulations or procedures of the Bankruptcy Court or the Office of the United States Trustee, the Company Group may disclose the individual identities of the Consenting Senior Discount Noteholders in a writing that has first been sent to each Consenting Senior Discount Noteholder for review and comment on five (5) business days' notice.

     21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile shall be effective as delivery of a manually executed signature page of this Agreement.

     22. Notices. Any notice required or desired to be served, given or delivered under this Agreement shall be in writing, and shall be deemed to have been validly served, given or delivered if provided by personal delivery, or upon receipt of fax delivery, during standard business hours (from 8:00 a.m. to 6:00 p.m.) as follows:

     a. if to the Consenting Senior Discount Noteholders, to each such Party at its address set forth on the signature pages to each Joinder Agreement; and

     b. if to any member of the Company, to Richard Wynne, Kirkland & Ellis LLP, 777 South Figueroa Street, Los Angeles, California 90017, Facsimile No. (213) 680-8500.

     With a copy to:   Jeffrey L. Schwartz
                       Hahn & Hessen LLP
                       488  Madison Avenue
                       New York, NY 10022

                       and

                       Kathrine A. McLendon
                       Simpson Thacher & Bartlett LLP
                       425 Lexington Avenue
                       New York, New York 10017
                       Facsimile No.: 212-455-2502
                       Counsel for the Consenting Lenders

                       and

                       George C. Webster
                       Stutman, Treister & Glatt Professional Corporation 1901 Avenue of the Stars, 12th Floor
                       Los Angeles, California 90067
                       Facsimile No.: (310)228-5788
                       Attorneys to the Ad Hoc Committee of Subordinated Noteholders

     23. Rule of Interpretation. Notwithstanding anything contained herein to the contrary, it is the intent of the Parties that all references to votes or voting in this Agreement be interpreted to include (i) votes or voting on a plan of reorganization under the Bankruptcy Code, and (ii) all means of expressing agreement with, or rejection of, as the case may be, a restructuring or reorganization transaction that is not implemented under the Bankruptcy Code.

     24. Reservation of Rights. Except as expressly provided in this Agreement and in any amendment among the Parties, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties to protect and preserve its rights, remedies and interests, including without limitation, its claims against the Company or its full participation in any bankruptcy case filed by any member of the Company or any of its affiliates and subsidiaries. Nothing herein shall be deemed an admission of any kind. If the transactions contemplated herein, in the Conforming Plan or the Conforming Restructuring Loan Documents are not consummated, or this Agreement is terminated for any reason, the Parties hereto fully reserve any and all of their rights. As provided in the Term Sheet, this Agreement may be filed with the Bankruptcy Court, provided, however, that Schedule B to the Term Sheet shall be attached with any redactions as may be required by the Required Lenders.

     25. Disclosure of Holdings. Unless required by applicable law or regulation or otherwise provided for in this Agreement, no Party shall disclose the amount of any Consenting Lender's, Consenting 5 1/4% Subordinated Noteholder's, Consenting 6 1/4% Subordinated Noteholder's or Consenting Senior Discount Noteholders's holdings of debt to any third party without the prior written consent of such Consenting Lender, Consenting 5 1/4% Subordinated Noteholder, Consenting 6 1/4% Subordinated Noteholder or Consenting Senior Discount Noteholder; provided, however, that (a) if such disclosure is required by law or regulation, the disclosing Party shall afford the relevant Consenting Lender, Consenting 5 1/4% Subordinated Noteholder, Consenting 6 1/4% Subordinated Noteholder or Consenting Senior Discount Noteholder a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure, and (b) the foregoing shall not prohibit the disclosure of approximate aggregate group holdings by class of debt.

     26. Independent Due Diligence and Decision-Making. Each of the undersigned hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company Group, without reliance upon the Ad Hoc Committee, any of their respective affiliates or any of their respective advisors or representatives. To the extent any materials or information have been furnished to it by such persons, the undersigned hereby acknowledges that they have been provided for informational purposes only, without any representation or warranty.

     27. Prevailing Party. If any Party brings an action or proceeding against any other Party based upon a breach by such Party of its obligations hereunder, the prevailing Party shall be entitled to all reasonable expenses incurred, including reasonable attorneys', accountants' and financial advisors fees in connection with such action or proceeding.

     28. Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the ability of (a) any member of the Company Group or any of their respective directors or officers (in such person's capacity as a director or officer of any member of the Company Group) to take any action, or to refrain from taking any action, to the extent required to comply with its or their fiduciary obligations under applicable law and (b) any

Consenting Senior Discount Noteholder or representative of a Consenting Senior Discount Noteholder that is a member of a statutory committee established in the Chapter 11 Cases to take any action, or to refrain from taking any action, in such person's capacity as a statutory committee member to the extent required to comply with fiduciary obligations applicable under the Bankruptcy Code. Nothing herein will limit or affect, or give rise to any liability, to the extent required for the discharge of the fiduciary obligations described in this
Section 28.

     29. Several not Joint. The agreements, representations and obligations of the Parties under this Agreement are, in all respects, several and not joint.

     30. No Admissions. This Agreement shall in no way be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims of defenses which it has asserted or could assert.

     31. Lender Claims and Liens. The Consenting Senior Discount Noteholders agree that until this Agreement is terminated, they shall not dispute that (a) the Borrowers are indebted to the Administrative Agent and the Lenders for $72,892,916.17 in outstanding principal amount and face amount of undrawn letters of credit, plus interest and fees, as provided under the Credit Agreement (as defined in the Term Sheet) and the other Pre-Restructuring Loan Documents (as defined in the Term Sheet) and applicable law and (b) as security for payment of the foregoing indebtedness, the Lenders have valid, perfected and unavoidable first-priority liens and charges on, and security interests in, all or substantially all of the assets of the Borrowers, as more particularly described in, and evidenced by, the Credit Agreement and the Pre-Restructuring Loan Documents. Until this Agreement is terminated, no Consenting Senior Discount Noteholder shall (i) challenge or contest, the validity, binding nature, due authorization or enforceability of any document or instrument evidencing the Credit Agreement, the other Pre-Restructuring Loan Documents or any term or condition thereof or (ii) seek to alter, amend or supplement the Credit Agreement or any of the other Pre-Restructuring Loan Documents without the prior written consent of the Consenting Lenders or (iii) challenge or contest the validity, enforceability, perfection or priority of (or shall seek to alter the priority of) any existing lien, charge, security interest, or other interest in favor of the Lenders or any lien, charge, security interest, or other interest granted to the Lenders pursuant to the Pre-Restructuring Loan Documents.

   [Remainder of page intentionally left blank; remaining pages are signature pages.]

IN WITNESS WHEREOF, the undersigned have each caused this Agreement to be duly executed and delivered by their respective, duly authorized officers as of the date first written above.

                                        DDi CAPITAL CORP.


                                        By: /s/ JOHN STUMPF
                                            ------------------------------------
                                            Title: CFO


                                        DYNAMIC DETAILS, INCORPORATED


                                        By: /s/ JOHN STUMPF
                                            ------------------------------------
                                            Title: CFO


                                        DYNAMIC DETAILS, INCORPORATED, SILICON
                                        VALLEY


                                        By: /s/ JOHN STUMPF
                                            ------------------------------------
                                            Title: CFO


                                        DDi Corp.


                                        By: /s/ JOHN STUMPF
                                            ------------------------------------
                                            Title: CFO


                                        DYNAMIC DETAILS, INCORPORATED, VIRGINIA


                                        By: /s/ JOHN STUMPF
                                            ------------------------------------
                                            Title: CFO


                                        DYNAMIC DETAILS TEXAS, L.P.


                                        By: Dynamic Details Texas Holdings Corp.


                                           By: /s/ JOHN STUMPF
                                               ---------------------------------
                                               Title: CFO

                                        By: DDi-TEXAS INTERMEDIATE HOLDINGS,
                                            L.L.C.


                                        By: /s/ JOHN STUMPF
                                            ------------------------------------
                                            Title: CFO


                                        By: DYNAMIC DETAILS TEXAS HOLDINGS
                                            CORP.


                                        By: /s/ JOHN STUMPF
                                            ------------------------------------
                                            Title: CFO


                                        By: DYNAMIC DETAILS INCORPORATED,
                                            COLORADO SPRINGS


                                        By: /s/ JOHN STUMPF
                                            ------------------------------------
                                            Title: CFO


                                        By: DYNAMIC DETAILS INCORPORATED,
                                            TEXAS


                                        By: /s/ JOHN STUMPF
                                            ------------------------------------
                                            Title: CFO

                                    EXHIBIT A

                                   Term Sheet

                  SUMMARY OF TERMS AND CONDITIONS OF FINANCIAL
                   RESTRUCTURING OF DDi CORP. AND AFFILIATES

     The following (this "Summary of Terms and Conditions") is an outline of (i) the key terms and provisions of a plan of reorganization attached hereto as Schedule A (the "Chapter 11 Plan") for DDi Corp. ("DDi") and DDi Capital Corp. ("DDi Capital") to be proposed by those entities, the Ad Hoc Committee (the "Ad Hoc Committee") for the Subordinated Noteholders (as defined below), DDi Intermediate Holdings Corp. ("DDi Intermediate"), DDi Europe Limited ("DDi Europe"), Dynamic Details, Incorporated ("Details") and Dynamic Details, Incorporated, Silicon Valley ("DDISV") and (ii) in connection therewith, the key terms for the proposed out-of-court restructuring and exchange of the outstanding indebtedness of Details and DDISV.

     This Summary of Terms and Conditions is subject to finalization and execution of a Plan Support Agreement (the "PSA") to be signed by certain of the Subordinated Noteholders and a Restructuring Support Agreement (the "RSA") to be signed by the Lenders, to each of which this Summary of Terms and Conditions shall be attached as Exhibit A, and to the completion of appropriate tax due diligence, acceptable treatment of tax issues (including agreement on tax treatment of restructured Pre-Restructuring Bank Indebtedness (as defined below)) and the execution of definitive documentation. Upon execution of the PSA and the RSA, this Summary of Terms and Conditions is intended to be binding on the signatories to (i) the PSA in accordance with the terms of the PSA and (ii) the RSA in accordance with the terms of the RSA. However, this Summary of Terms and Conditions remains subject to, among a variety of other things, finalizing any incomplete Schedules hereto, resolving any terms that are bracketed or indicated as being "open" or subject to further review, and acceptable definitive documentation of all matters contemplated herein, including any court-approved disclosure statement (in the form annexed to the Chapter 11 Plan in Schedule A, the "Disclosure Statement") related to the Chapter 11 Plan of DDi and DDi Capital, any agreements related thereto and the terms and conditions of such plan. Any vote in favor of any plan, or any support thereof, whether or not it includes the terms and conditions set forth herein, is not being solicited by or agreed to by this Summary of Terms and Conditions and is subject to, among other conditions, the completion of appropriate tax due diligence, acceptable treatment of tax issues (including agreement on tax treatment of restructured Pre-Restructuring Bank Indebtedness) and the execution of definitive documentation. Notwithstanding anything to the contrary in the foregoing, this Summary of Terms and Conditions is being provided as part of settlement discussions and, as a result, shall be treated as such pursuant to Federal Rule of Evidence 408 and all bankruptcy and state law equivalents subject to the following exceptions:

     1. The PSA may be attached as an exhibit to the Disclosure Statement along with the attachments, except that Schedule B of the Term Sheet shall be attached with any redactions as may be required by the Required Lenders (as defined below).

     2. The RSA will not be filed with the Bankruptcy Court (as defined below), but a description of the RSA may be included in the Disclosure Statement in form and substance satisfactory to the Administrative Agent (as defined below) and counsel to the Administrative Agent.

This Summary of Terms and Conditions is not an offer with respect to any securities. Such a solicitation will only be made in compliance with applicable provisions of securities laws. In addition, notwithstanding the terms of any agreement to which any of the parties to this Summary of Terms and Conditions is a party, the contents or the existence of this Summary of Terms and Conditions may not be disclosed by any party hereto to any other person or entity, either orally or in writing, except (i) to the parties' respective directors, trustees, officers, employees, legal counsel, financial advisors, accountants and regulatory authorities on a confidential basis and (ii) in accordance with the PSA and the RSA. Any person or entity to whom all or any portion of this Summary of Terms and Conditions is disclosed as permitted above shall be advised of the terms of the confidentiality provisions set forth above and the intent of the parties that such recipients keep such information confidential.

--------------------------------------------------------------------------------
Debt To Be Restructured       The indebtedness of DDi and its affiliates
                              (collectively, the "DDi Entities") to be restructured shall be:

                              (i) senior debt of approximately $72,892,916.17 in principal amount under the Amended and Restated Credit Agreement, dated as of July 23,1998 and as amended and restated as of August 28,1998, and as amended by the First Amendment, dated as of March 10, 1999, the Second Amendment, dated as of March 22, 2000, the Third Amendment, dated as of October 10, 2000, the Fourth Amendment, dated as of February 13,2001, the Fifth Amendment, dated as of December 31, 2001, the Sixth Amendment, dated as of June 28, 2002 and the Seventh Amendment, dated as of June 27, 2003 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Details, DDi Capital, DDISV, the several banks and other financial institutions from time to time parties thereto (the "Lenders"), JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), in its capacity as the arranger of the Commitments, and as collateral, co-syndication and administrative agent for the Lenders (in such capacity, the "Administrative Agent") and Bankers' Trust Company as documentation and co-syndication agent (the "Co-Syndication Agent" and together with the Lenders and the Administrative Agent, the "Senior Debt Parties"), and all collateral and ancillary documentation executed in connection therewith, including, without limitation, the terminated interest rate exchange agreement and transactions thereunder entered into by Details (the "Hedge Agreement") (collectively, the "Pre-Restructuring Loan Documents");

                              (ii) subordinated debt of $100,000,000 in principal amount of 5 1/4% Convertible Subordinated Notes due 2008 (the "5 1/4 Convertible Subordinated Notes"), underwritten by Credit Suisse First Boston Corp. and Robertson Stephens, Inc., as underwriters (collectively, the "5 1/4 Underwriters") and issued by DDi under that certain Indenture, dated as of February 20,2001 (as supplemented, the "5 1/4 Indenture") between DDi, as issuer, and The State Street Bank and Trust Company (n/k/a U.S. Bank, N.A.), as trustee (the "5 1/4 Trustee" and together with the 5 1/4 Underwriters and the 5 1/4 Noteholders (as defined below), the "5 1/4 Subordinated Debt Parties");

                              (iii) subordinated debt of $100,000,000 in
                              principal amount of 6 1/4% Convertible
                              Subordinated Notes due 2007 (the "6 1/4
                              Convertible Subordinated Notes"), underwritten by Robertson Stephens, Inc. and JPMorgan Securities, Inc., as underwriters (collectively, the "6 1/4 Underwriters") and issued by DDi under that certain Indenture, dated as
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              of April 2, 2002 (as supplemented, the "6 1/4 Indenture") between DDi, as issuer, and The State Street Bank and Trust Company (n/k/a U.S. Bank, N.A.), as trustee (the "6 1/4 Trustee" and together with the 6 1/4 Underwriters and the 6 1/4 Noteholders (as defined below), the "6 1/4 Subordinated Debt Parties"); and

                              (iv) senior debt in face amount of $16,090,000 at June 30, 2003 of 12 l/2% Senior Discount Notes due 2007 (the "Senior Discount Notes") issued by DDi Capital under that certain indenture dated as of November 18, 1997 between DDi Capital, as issuer, and The State Street Bank and Trust Companv (n/k/a U.S. Bank, N.A.), as trustee (the "12 1/2 Trustee" and together with the 12 1/2 Noteholders (as defined below), the "12 1/2 Senior Discount Parties"), as supplemented bv the supplemental indenture dated as of February 10, 1998 between DDi Capital and the 12 1/2 Trustee (the "12 1/2 Indenture").

--------------------------------------------------------------------------------
The Restructuring.            Such indebtedness will be restructured (the
                              "Restructuring") pursuant to (i) the
                              pre-negotiated Chapter 11 Plan to be filed jointly by DDi and DDi Capital (collectively, the
                              "Debtors") in proceedings (the "Chapter 11 Cases") to be commenced under Chapter 11 of Title 11, United States Code (the "Bankruptcy Code") in the
                              United States Bankruptcy Court for the Southern
                              District of New York (the "Bankruptcy Court"), with respect to the 5 1/4 Convertible Subordinated
                              Notes, the 6 1/4 Convertible Subordinated Notes and the Senior Discount Notes, and (ii) the RSA, with respect to the Pre-Restructuring Bank
                              Indebtedness (as defined below), and the Restructuring Loan Documents (as defined below).

                              The Restructuring and the Chapter 11 Plan on the terms and conditions set forth herein shall be effectuated in the event that (a) (i) one-hundred percent (100%) of the holders (the "Consenting Lenders") of Pre-Restructuring Bank Indebtedness (as defined below) execute the Restructuring Loan Documents, (ii) the Chapter 11 Plan and the Disclosure Statement filed with the Bankruptcy Court and the Confirmation Order (as defined below) entered by the Bankruptcy Court are in form and substance acceptable to the holders of more than one-half (1/2) in number and two-thirds (2/3) in amount of the holders of Pre-Restructuring Bank Indebtedness (the "Required Lenders"), (b) more than one-half (1/2) in number and two-thirds (2/3) in amount of the holders (the "5 1/4 Noteholders") of 5 1/4 Convertible Subordinated Notes (the "Required 5 1/4 Noteholders") voting on the Chapter 11 Plan vote to accept the terms of the Chapter 11 Plan by November 15, 2003, (c) more than one-half (1/2) in number and two-thirds (2/3) in amount of the holders (the "6 1/4 Noteholders" and together with the 5 1/4 Noteholders, the "Subordinated Noteholders") of 6 1/4 Convertible Subordinated Notes (the "Required 6 1/4 Noteholders") voting on the Chapter 11 Plan vote to accept the terms of the Chapter 11 Plan by November 15,2003 and (d) the Bankruptcy Court enters an order (the "Confirmation Order") confirming the Chapter 11 Plan in accordance with
                              Section 1129 of the Bankruptcy Code no later than December 15, 2003.

--------------------------------------------------------------------------------
Treatment of Existing         On the date the Chapter 11 Plan becomes effective
                              (the "Effective Date") the aggregate outstanding
                              principal amount of indebtedness and the face
                              amount
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Bank Debt.                    of letters of credit under the Pre-Restructuring
                              Loan Documents in the amount of $72,892,916.17
                              (the "Pre-Restructuring Loans") and the fees and interest accrued and unpaid on the Pre-Restructuring Loans (collectively, the
                              "Accrued Fees and Interest" and together with the Pre-Restructuring Loans, the "Pre-Restructuring
                              Bank Indebtedness") will be restructured, exchanged and repaid pursuant to restructuring credit documentation (the "Restructuring Loan
                              Documents"). The principal terms and conditions for the Restructuring Loan Documents are set forth in Schedule B attached hereto.

--------------------------------------------------------------------------------
Treatment of Existing 5 1/4   On the Effective Date, the aggregate outstanding
Convertible Subordinated      principal amount of subordinated indebtedness of
Notes And Existing 6 1/4      $100,000,000 under the 5 1/4 Convertible
Convertible Subordinated      Subordinated Notes (the "5 1/4 Principal Amount")
Notes.                        and the fees and interest accrued and unpaid on
                              the 5 1/4 Convertible Subordinated Notes
                              (collectively, the "5 1/4 Accrued Fees and
                              Interest" and together with the 5 1/4 Principal
                              Amount, the "Pre-Restructuring 5 1/4 Subordinated
                              Debt") and the aggregate outstanding principal amount of subordinated indebtedness of
                              $100,000,000 under the 6 1/4 Convertible
                              Subordinated Notes (the "6 1/4 Principal Amount") and the fees and interest accrued and unpaid on the 6 1/4 Convertible Subordinated Notes
                              (collectively, the "6 1/4 Accrued Fees and
                              Interest" and together with the 6 1/4 Principal
                              Amount, the "Pre-Restructuring 6 1/4 Subordinated
                              Debt", and the Pre-Restructuring 6 1/4
                              Subordinated Debt and the Pre-Restructuring 5 1/4
                              Subordinated Debt, together, the "Subordinated
                              Note Debt") will be restructured and converted into common stock of Reorganized DDi (as defined in Schedule C below) and preferred stock of DDi
                              Europe.

                              On the Effective Date, subject to the Budget and Funding Mechanism (as defined below), any unpaid fees and expenses of the Subordinated Noteholders, including the unpaid fees and expenses of the members of the Ad Hoc Committee, the retained professionals of the Ad Hoc Committee, the 5 1/4 Trustee and the 6 1/4 Trustee, will be paid in cash.

                              The principal terms and conditions for the conversion of the Subordinated Note Debt into common stock of Reorganized DDi and preferred stock of DDi Europe are set forth in Schedules C and D, respectively, attached hereto.

--------------------------------------------------------------------------------
Treatment of Existing         On the Effective Date, the aggregate outstanding
Senior Discount Notes.        principal amount of senior debt of face amount of
                              $16,090,000 under the Senior Discount Notes and the fees and interest accrued and unpaid thereon
                              (collectively, the "Senior Discount Note Debt") are intended to be restructured on the terms set forth in Schedule E attached hereto; provided that any modification to such terms shall be subject to the consent of the Required Lenders, the Required 5 1/4 Noteholders and the Required 6
                              1/4 Noteholders.

--------------------------------------------------------------------------------
Treatment of Existing         Except as otherwise provided in Schedule C, all
Equity Interests.             existing common and preferred equity interests in
                              DDi and other existing securities consisting of
                              (or convertible into) equity interests in DDi,
                              including any warrants or vested or unvested
                              options to purchase equity interests in DDi, shall
                              be
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              extinguished as of the Effective Date. All existing equity interests in direct and indirect subsidiaries of DDi shall continue to be held by the same parties who held such equity interests, subject to any liens and pledges in favor of the Lenders, prior to the commencement of the Cases (it being understood that as part of the Restructuring, new preferred stock of DDi Europe will be issued to the Subordinated Noteholders).

--------------------------------------------------------------------------------
Management Equity             The Chapter 11 Plan shall provide for the
Incentive Plan.               establishment of a management equity incentive
                              plan, having the principal terms set forth on Schedule F attached hereto for five percent (5%) of the Reorganized DDi common stock on the Effective Date, options for up to an additional ten percent (10%) of the Reorganized DDi common stock for members of the Reorganized DDi's management and discretionary options for an additional four percent (4%) of the Reorganized
                              DDi common stock.

--------------------------------------------------------------------------------
Release; Plan Injunction.     The Confirmation Order shall approve, among other
                              things, the global releases (the "Global
                              Releases") as set forth in the Chapter 11 Plan and shall provide for an injunction (the "Plan
                              Injunction") as set forth in the Chapter 11 Plan.
                              The Global Releases and the Plan Injunction shall be in the form set forth in the Chapter 11 Plan attached hereto, provided, however, that to the extent any subsequent material modifications are necessary to confirm the Chapter 11 Plan, they must be approved in writing by the Required
                              Lenders.

--------------------------------------------------------------------------------
Board of Directors.           See Schedule C.

--------------------------------------------------------------------------------
Tax Attributes.               The terms of the Chapter 11 Plan and the
                              restructuring contemplated by this Summary of Terms and Conditions shall be subject to (i) satisfactory due diligence by the Administrative
                              Agent, the Required Lenders, the Required 5 1/4
                              Noteholders and the Required 6 1/4 Noteholders with respect to any related intercompany transactions, (ii) satisfactory due diligence by the Administrative Agent, the Required Lenders, the Required 5 1/4 Noteholders and the Required 6
                              1/4 Noteholders with respect to tax consequences of the Restructuring and agreement satisfactory to the Required Lenders with respect to the tax treatment of the restructured Pre-Restructuring
                              Bank Indebtedness, and (iii) the preservation of favorable tax attributes of the Debtors in a manner satisfactory to the Administrative Agent, the Required Lenders, the Required 5 1/4
                              Noteholders and the Required 6 1/4 Noteholders.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Certain Conditions.           Conditions to the agreement of the Required
                              Lenders, the Required 5 1/4 Noteholders and the
                              Required 6 1/4 Noteholders to the Restructuring,
                              the Chapter 11 Plan and the Effective Date will
                              include, without limitation, the following: (i)
                              definitive documentation in form and substance
                              satisfactory to the Administrative Agent, Required
                              Lenders, the Required 5 1/4 Noteholders and the
                              Required 6 1/4 Noteholders, which shall include
                              the new indenture governing the Senior Discount
                              Notes, the new agreement governing the Lender
                              Warrants (as defined below), the plan for issuing
                              options to the management of Reorganized DDi, the
                              amended and restated certificate of incorporation
                              of Reorganized DDi, the amended and restated
                              bylaws of Reorganized DDi and the amended and
                              restated articles of association of DDi Europe
                              (including the terms of the Preferred Stock (as
                              defined below) of DDi Europe to be issued to the
                              Subordinated Noteholders); (ii) the Restructuring
                              Loan Documents shall be consistent in all respects
                              with the Restructuring Terms and in form and
                              substance satisfactory to the Consenting Lenders;
                              (iii) arrangements with respect to the treatment
                              of any other claims not specifically addressed in
                              this Summary of Terms and Conditions satisfactory
                              to the Administrative Agent, Required Lenders, the
                              Required 5 1/4 Noteholders and the Required 6 1/4
                              Noteholders; (iv) satisfaction of the
                              Administrative Agent, Required Lenders, the
                              Required 5 1/4 Noteholders and the Required 6 1/4
                              Noteholders with the form and substance of the
                              Disclosure Statement and the Confirmation Order
                              and with any proposed changes thereto, and to the
                              Chapter 11 Plan attached hereto, to be accepted by
                              the Required Lenders in writing; provided,
                              however, that, the Administrative Agent may
                              approve any change that does not affect the
                              treatment of the Lenders in the judgment of the
                              Administrative Agent; (v) approval of the Chapter
                              11 Plan by the Required 5 1/4 Noteholders and the
                              Required 6 1/4 Noteholders in numbers and amount
                              necessary for class acceptance of the Chapter 11
                              Plan under Section 1126(c) of the Bankruptcy Code;
                              (vi) satisfaction of the Required Lenders, the
                              Required 5 1/4 Noteholders and the Required 6 1/4
                              Noteholders with the form and substance of the
                              Global Releases and the Plan Injunction; (vii)
                              satisfaction of the Administrative Agent, the
                              Required Lenders, the Required 5 l/4 Noteholders
                              and the Required 6 1/4 Noteholders with any
                              management retention plan, management option plan,
                              severance plan, senior management employment
                              contracts or post-restructuring senior management
                              employment arrangements, except upon terms and
                              conditions previously agreed to by the Required
                              Lenders in writing; provided that no modifications
                              shall be made to the foregoing without the prior
                              written consent of the Required Lenders; (viii)
                              the Effective Date of the Chapter 11 Plan shall
                              have occurred on January 8, 2004 and substantial
                              consummation of the Chapter 11 Plan shall occur on
                              or before January 30, 2004; (ix) the granting on
                              the Effective Date of a perfected first priority
                              security interest (subject to certain carve-outs
                              which shall be approved by the Administrative
                              Agent and the Required Lenders in writing) in all
                              personal, mixed and real property of the
                              reorganized Debtors and their non-debtor
                              subsidiaries (other than DDi Europe and its
                              European subsidiaries) to secure the Restructuring
                              Loan Documents and pledges of 100% of the common
                              stock of DDi Intermediate, 100% of the common
                              stock of DDi Capital and 100% of the common stock
                              of each of Reorganized DDi's direct and indirect
                              subsidiaries (other than DDi
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              Europe and its European subsidiaries) not previously pledged to the Lenders; (x) there being no material adverse effect on (a) the Restructuring, (b) the business, operations, property or condition (financial or otherwise) of Details and its subsidiaries taken as a whole or
                              (c) the validity or enforceability of this Summary of Terms and Conditions, the PSA, the RSA or any of the Pre-Restructuring Loan Documents, the 5 1/4 Indenture and the 6 1/4 Indenture, or the respective rights or remedies of the Administrative Agent, the Lenders, the 5 1/4 Noteholders and the 6 1/4 Noteholders, hereunder or thereunder; (xi) Bruce McMaster continuing to serve as Chief Executive Officer of DDi, DDi Intermediate, DDi Capital, Details, DDISV and their respective subsidiaries and affiliates (excluding DDi Europe and its European subsidiaries) through the Effective Date, (xii) satisfaction of all conditions to the effectiveness of the RSA and PSA, (xiii) no termination event shall have occurred under the Funding Mechanism (as defined below) and (xiv) satisfaction of the Administrative Agent, the Required Lenders, the Required 5 1/4 Noteholders and the Required 6 1/4 Noteholders with any projected financial statements submitted by the Debtors in connection with confirmation of the Chapter 11 Plan.

--------------------------------------------------------------------------------
Consent and                   The RSA shall provide that, by execution thereof,
Modifications To              each Consenting Lender consents and authorizes
Restructuring.                JPMorgan Chase Bank, in its capacity as
                              Administrative Agent under the Credit Agreement, to enter into and execute, on behalf of such Consenting Lender, the Restructuring Loan
                              Documents. The RSA shall further provide that each Consenting Lender agrees that modifications to the terms of the Restructuring may be approved by the Required Lenders except that the following changes shall require the consent of 100% of the Lenders:
                              (1) any extension of scheduled date of any amortization payment; (2) reduction of principal;
                              (3) extension of final maturity date of any loan;
                              (4) reduction in stated rate of interest or fees or any extension of the payment thereof; (5)
                              changes to voting percentage requirements; (6) release or modification of collateral or guarantees, except as otherwise provided in the Restructuring Loan Documents; and (7) any change in the Budget and Funding Mechanism not contemplated by the terms thereof.

--------------------------------------------------------------------------------
Governing Law and Forum.      This Summary of Terms and Conditions shall be
                              governed by, and construed in accordance with, the
                              laws of the State of New York.
--------------------------------------------------------------------------------

                                   SCHEDULE A

                                 Chapter 11 Plan

                                   SCHEDULE B

                Terms and Conditions for the Restructuring of the
                       Pre-Restructuring Bank Indebtedness

                                   ----------

                         RESTRUCTURING CREDIT FACILITIES
                         Summary of Terms and Conditions

                                   ----------

PARTIES

Borrower:             Dynamic Details, Incorporated and Dynamic Details,
                      Incorporated Silicon Valley (the "Borrower").

Guarantors:           DDi and each intermediate domestic holding company and
                      each domestic direct and indirect subsidiary of the Borrower (the "Guarantors"; the Borrower and the
                      Guarantors, collectively, the "Loan Parties").

Administrative        JPMorgan Chase Bank ("JPMorgan Chase Bank" and, in such
Agent:                capacity, the "Administrative Agent").

Lenders:              The Lenders under the existing Credit Agreement.

TYPES AND AMOUNTS OF CREDIT FACILITIES

Term and Revolving    The Pre-Restructuring Bank Indebtedness will be
Facilities:           restructured and exchanged as follows into two tranches:

                           (i) Tranche A Revolving and Term Loan Facility in an aggregate amount of $15 million (including the $1.2 million in undrawn face amount of outstanding letters of credit, plus accrued and unpaid interest and fees under the Pre-Restructuring Loan Documents, the "Tranche A Indebtedness"); and

                           (ii) Tranche B Term Loan Facility in an aggregate
                                amount of $57.9 million (plus accrued and unpaid interest and fees under the Pre-Restructuring Loan Documents, the "Tranche B Indebtedness" and together with the Tranche A Indebtedness, the "Indebtedness")

Type:

Tranche A Revolving   Tranche A Revolving and Term Loan Facility: Tranche A will
and Term Loan         initially be a revolving credit facility through June 30,
Facility              2005 (the "Tranche A Revolving Facility" and the loans
                      thereunder, the "Tranche A Revolving Loans"). The commitments under the Tranche A Revolving Facility in an aggregate principal amount of $15 million shall be available on a revolving basis during the period commencing on the Effective Date and ending on June 30, 2005 (the "Revolving Termination Date"). As of the
                      Effective Date, the Tranche A

                      Revolving Facility will be fully funded with $13.8 million in outstanding loans and $1.2 million in face amount of outstanding letters of credit. Availability under the Tranche A Revolving Facility shall at any time be equal to the sum of (i) 100% of the principal amount of Tranche A Revolving Loans optionally prepaid plus (ii) 100% of the Net Cash Proceeds (to be defined in the Restructuring Loan Documents in a manner satisfactory to the Administrative Agent and the Required Lenders) of the first $1.25 million in the aggregate of Net Cash Proceeds from the sales of assets, including, but not limited to, any sales of real or personal property currently located at the facilities in Sterling, Virginia and Garland, Texas, applied to prepay Tranche A Revolving Loans, in each case, to the extent that such prepayments do not constitute permanent commitment reductions.

                      On June 30, 2005, any principal amount of Tranche A Revolving Loans outstanding under the Revolving Credit Facility shall be converted to Tranche A Term Loans (the "Tranche A Term Loans")(the facility, the "Tranche A Term Loan Facility" and together with the Tranche A Revolving Facility, the "Tranche A Revolving and Term Loan Facility").

Letters of Credit     A portion of the Tranche A Revolving Facility not in
                      excess of $5.0 million shall be available for the issuance of letters of credit (the "Tranche A Letters of Credit") by JPMorgan Chase Bank (in such capacity, the "Issuing
                      Lender"). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving
                      Termination Date, provided that any Tranche A Letter of
                      Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above). Drawings under any Tranche A Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Tranche A Revolving Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Tranche A Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Tranche B Term Loan
Facility Tranche B Term Loan Facility: Tranche B to be a term loan facility (the "Tranche B Term Loan Facility" and the loans thereunder, the "Tranche B Term Loans"; the Tranche B Term Loan Facility together with the Tranche A Revolving and Term Loan Facility, the "Restructuring Credit Facilities") in an aggregate principal amount equal to (i) $57.9 million plus (ii) any accrued and unpaid interest under the Pre-Restructuring Loan Documents.

Maturity:

Tranche A Term and    April 15, 2008 (the "Tranche A Maturity Date")
Revolving Loans

Tranche B Term Loans  April 15, 2008 (the "Tranche B Maturity Date")

Amortization:         The Tranche A Term Loans and the Tranche B Term Loans
                      shall be repayable in quarterly installments during the years and in the amounts set forth below, on a pro rata basis, with the first payment on the Tranche A Term Loans due June 30, 2005 and on the Tranche B Term Loans due
                      January 30, 2003:

                      Tranche A Term Loans:

                      --------------------------------------------------------------
                                                TRANCHE A
                      --------------------------------------------------------------
                      YEAR       Ql             Q2             Q3            Q4
                      --------------------------------------------------------------
                      2003   $        --   $          --   $        --   $        --
                      --------------------------------------------------------------
                      2004   $        --   $          --   $        --   $        --
                      --------------------------------------------------------------
                      2005   $        --   $  514,403.29   $514,403.29   $514,403.29
                      --------------------------------------------------------------
                      2006   $514,403.29   $  514,403.29   $514,403.29   $514,403.29
                      --------------------------------------------------------------
                      2007   $514,403.29   $  514,403.29   $514,403.29   $514,403.29
                      --------------------------------------------------------------
                      2008   $514,403.29   $8,827,160.52
                      --------------------------------------------------------------

                      Tranche B Term Loans:

                      ---------------------------------------------------------------------
                                                TRANCHE B
                      ---------------------------------------------------------------------
                      YEAR        Ql               Q2              Q3              Q4
                      ---------------------------------------------------------------------
                      2003   $          --   $           --   $          --   $          --
                      ---------------------------------------------------------------------
                      2004   $      25,000   $       25,000   $      25,000   $      25,000
                      ---------------------------------------------------------------------
                      2005   $      25,000   $ 1,985,596.71   $1,985,596.71   $1,985,596.71
                      ---------------------------------------------------------------------
                      2006   $1,985,596.71   $ 1,985,596.71   $1,985,596.71   $1,985,596.71
                      ---------------------------------------------------------------------
                      2007   $1,985,596.71   $ 1,985,596.71   $1,985,596.71   $1,985,596.71
                      ---------------------------------------------------------------------
                      2008   $1,985,596.71   $33,940,755.65
                      ---------------------------------------------------------------------

True-Up: The Restructuring Credit Facilities will contain a true-up mechanism which shall provide that, if, on the Revolver Termination Date or on the date (the "SED Date") of the occurrence of a Significant Event of Default (to be defined in the Restructuring Loan Documents), as applicable, (i) the ratio of (x) the Tranche A Commitments outstanding on the Revolver Termination Date or on the SED Date, as applicable, to (y) the aggregate Commitments outstanding on the Revolver Termination Date or on the SED Date, as applicable, is less than (ii) the ratio of the (x) Tranche A Commitments outstanding on the Effective Date to (y) the aggregate Commitments outstanding on the Effective Date (the "True-Up Trigger"), then, pursuant to the participations required in the next succeeding paragraph, the Tranche B Lenders shall be entitled to an additional amount (in the aggregate, the "True-Up Amount"), which is equal to (x)(i) the sum of the Commitments outstanding on the Revolver Termination Date or on the SED Date, as applicable, multiplied by the Tranche A Commitments outstanding on the Effective Date less (ii) the sum of the Commitments outstanding on the Effective Date multiplied by the Tranche A Commitments outstanding on the Revolver Termination Date, or on the SED Date, as applicable, divided by (y) the sum of the Commitments outstanding on the Effective Date.
                              Restated:

                              If:

                              A//RT/SED Date Total// * A//Effective Date Total//
                              ----------------------   -------------------------
                              (A //RT/SED Date        (A//Effective Date Total//
                              Total// + B //RT/SED     + B//Effective
                              Date Total//)            Date Total//)

                              then:

                              B //Aggregate True Up Amount// =

                              {(A //RT/SED Date Total// + B//RT/SED Date
                              Total//) (A //Effective Date Total//) -
                              (A//Effective Date Total// + B//Effective Date Total//)(A//RT/SEC Date Total//)} / (A//Effective Date Total// + B//Effective Date Total//)

                              In the event a True-Up Trigger exists on the Revolver Termination Date, or, if earlier, on the SED Date, then each Tranche A Lender shall purchase in cash from the Tranche B Lenders, participations in Tranche B Term Loans in an amount (the "Participating Share") equal to (x)(i) the aggregate Commitments outstanding on the Revolver Termination Date or on the SED Date, as applicable, multiplied by such Tranche A Lender's Tranche A Commitments outstanding on the Effective Date less (ii) the aggregate Commitments outstanding on the Effective Date multiplied by such Tranche A Lender's Tranche A Commitments outstanding on the Revolver Termination Date or on the SED Date, as applicable, divided by (y) the sum of the Commitments outstanding on the Effective Date. Restated:

                              B //participation amount for each Tranche A
                              Lender// =

                              {(A //RT/SEC Date Total// + B//RT/SEC Date
                              Total//)(A //Tranche A Lender on Effective Date//)
                              - (A//Effective Date Total// + B//Effective Date Total//)(A//Tranche A Lender on RT/SEC Date//)} /(A//Effective Date Total// + B//Effective//

*denotes "less than"

                              //Date Total//)

                              The Lenders acknowledge and agree that the aggregate of the Participating Shares shall equal the True-Up Amount. It is not intended that this True-Up Mechanism create any additional cost, liability or exposure to any Loan Party.

CERTAIN PAYMENT PROVISIONS

Expenses, Fees and            As set forth on Annex I to this Schedule B.
Interest Rates:

Optional Prepayments          Loans may be prepaid and commitments may be
and Commitment Reductions:    reduced by the Borrower in whole or in part at par
                              plus accrued interest and LIBOR breakage costs, if any, at any time at the Borrower's option. If prior to June 30, 2005, the Borrower elects to create a permanent reduction of commitments, each such reduction of commitments shall be made ratably among the Lenders in accordance with their respective commitments. If prior to June 30, 2005, the Borrower elects to make optional prepayments under the Tranche A Revolving Facility that do not constitute permanent reductions of commitment thereunder, then the Borrower may elect to prepay the Tranche A Revolving Loans only. After June 30,
                              2005, Term Loans are prepayable in whole or in part at par, plus accrued interest and LIBOR breakage costs, if any, at any time at the Borrower's option, on a pro rata basis. Any prepayment of Tranche A Term Loans and Tranche B
                              Term Loans shall be applied to the installments thereof in inverse order of maturity and may not be reborrowed.

Mandatory Prepayments and     The following amounts shall be applied to prepay
Commitment Reductions:        the Loans:

                              (i) 100 % of the Net Cash Proceeds of any sale or other disposition (including as a result of casualty or condemnation; provided, however, that, in the case of casualty, reinvestment of up to $1,000,000 per fiscal year pursuant to a reinvestment notice shall be permitted subject to certain conditions) by Reorganized DDi, the Borrower, any of its subsidiaries (other than DDi Europe and its European subsidiaries) or any of the other Loan Parties of any assets (except for the sale of inventory in the ordinary course of business and certain other dispositions to be agreed on consistent with the Pre-Restructuring Loan Documents); provided, however, that 100% of the Net Cash Proceeds of the first $1.25 million in the aggregate amount of Net Cash Proceeds from the sales of assets, which shall include, but are not limited to, any sale of real or personal property located at the facilities in Garland, Texas and Sterling, Virginia, shall be applied to prepay Tranche A Revolving Loans only to create availability under the Tranche A Revolving Facility.

                              (ii) Excess Cash (to be defined in the
                              Restructuring Loan Documents in a manner mutually satisfactory to the Administrative Agent, the Required Lenders and the Debtors) on the balance sheet in excess of $15 million for each fiscal year of the Borrower (commencing with the 2004 fiscal year) to be applied as follows:
                              (1) on July 15, 2005, 100% of Excess Cash for the 2004 fiscal year (measured as of December 31, 2004) shall be applied to or prepay Tranche A Term Loans and Tranche B Loans, on a pro rata basis and
                              (2) after July 15, 2005, for each fiscal year, commencing with the 2005 fiscal year, 100% of Excess Cash (measured as of December 31 for each fiscal year) shall be applied on March 31 of the subsequent fiscal year to prepay Tranche A Term Loans and Tranche B Term Loans on a pro rata basis (it being understood that Borrower may, at its option, use any of its cash to prepay in whole or in part the Tranche A Term Loans on or prior to July 15, 2005 without making a pro rata payment on the Tranche B Term Loans, thereby creating availability under the Tranche A Revolving Facility).

                              (iii) 100% of the Net Cash Proceeds of any sale or issuance of equity (excluding the first $3 million in the aggregate of Net Cash Proceeds of issuances of equity of Reorganized DDi which any Loan Party may use for general corporate purposes) and 100% of the Net Cash Proceeds of any incurrence of indebtedness after the Effective Date by Reorganized DDi, the Borrower or any of their subsidiaries (excluding DDi Europe and its European subsidiaries) or any of the other Loan Parties (subject to customary exceptions, including purchase money debt and equipment financing debt).

                              Except as set forth in clauses (i) and (ii) above, each such prepayment of the Term Loans shall be applied to the Tranche A Term Loans and the Tranche B Term Loans ratably and to the installments thereof in inverse order of maturity and may not be reborrowed.

LENDER                        Warrants, representing 10.0% of the common stock
WARRANTS                      (the "Common Stock") of Reorganized DDi on a fully
                              diluted basis on the Effective Date (the "Lender
                              Warrants"), will be issued to the Lenders ratably in accordance with their respective commitments
                              (as of the Effective Date) and held in an escrow account, on terms reasonably acceptable to the Required Lenders. The calculation of "Common Stock of Reorganized DDi on a fully diluted basis on the Effective Date" shall give effect to the exercise of such Lender Warrants, all other outstanding warrants and the exercise, conversion or exchange, as applicable, of all other outstanding securities of Reorganized DDi, including but not limited to issuances to old equity, the Subordinated
                              Noteholders, the Senior Discount Noteholders (if any), all share grants and Tranche A option grants to management made on the Effective Date pursuant to the Management Equity Incentive Plan (it being understood and agreed that anti-dilution adjustments shall thereafter be made in respect of any shares or options granted after the Effective
                              Date pursuant to Tranche A and Tranche B of the Management Equity Incentive Plan). (See
                              Anti-Dilution Adjustments below).

                              The Lender Warrants will have an exercise price initially equal to $.01 per share and shall be subject to customary anti-dilution adjustments. Each Lender Warrant will be exercisable for the period commencing on the first business day after the twenty-four (24) month anniversary (the "Second Anniversary Date") of the Effective Date through and including July 31, 2008. The Lender Warrants and the underlying shares of common stock will have registration rights, pursuant to a registration rights agreement, customary for transactions of this type and as set forth below (as described below, the "Registration Rights Agreement").

                              The number of Lender Warrants that may be exercised shall be determined based on the aggregate amount of the commitments under the Restructuring Credit Facilities outstanding on the Second Anniversary Date as follows:

                              (i) If on the Second Anniversary Date, the commitments (and accrued and unpaid interest with respect thereto) have been permanently reduced and terminated (and are not subject to reborrowing) by at least fifty percent (50%) of the aggregate amount of such commitments outstanding on the Effective Date, then:

                                   (a) Lender Warrants issued to and held in escrow for the Lenders representing 50% of the original issuance of Lender Warrants (after giving effect to anti-dilution adjustments) shall be returned to Reorganized DDi for cancellation and all remaining Lender Warrants shall be released from the escrow account and delivered to the Lenders;

                                   (b) all Success Fees (as defined below)
                                   accrued and unpaid as of the Second
                                   Anniversary Date shall be immediately due and payable in cash; and

                                   (c) the Success Fees shall be converted to a cash pay interest obligation.

                              (ii) If on the Second Anniversary Date, all outstanding loans and other extensions of credit under the commitments, plus all accrued and unpaid interest and accrued and unpaid Success Fees, have been repaid in full (and are not subject to reborrowing), and such commitments have been terminated, then all Lender Warrants issued to and held in escrow for the Lenders shall be returned to DDi for cancellation.

                              (iii) If on the Second Anniversary Date, more than 50% of the commitments outstanding on the Effective Date remains outstanding, all Lender Warrants shall be released from the escrow account and delivered to the Lenders on such date.

Net Exercise:                 The Lender Warrants shall be exercisable on a net
                              basis, permitting the surrender of Lender Warrants with no cash exercise price and the receipt of the number of shares of Common Stock equal to that otherwise deliverable upon exercise less the number of shares of Common Stock having a current market price at the time equal to the aggregate exercise price that would otherwise have been paid.

Anti-Dilution Adjustments:    Adjustments to exercise price and shares
                              deliverable upon exercise applicable to all issuances and potentially dilutive events, including without limitation:

                              (1) stock dividends and distributions,
                              subdivisions, combinations and reclassifications;

                              (2) cash dividends and other distributions (if same distributions are not made to holders of Lender Warrants);

                              (3) issuances of additional shares of Common
                              Stock, or any securities convertible into or exchangeable for Common Stock, if issued or sold for less than Fair Market Value (as defined in Schedule F below) at time of issuance; provided, that, no antidilution adjustment will be made in respect of an issuance or series of issuances of additional shares of Common Stock or any securities convertible into or exchangeable for Common Stock withan aggregate value of up to $3 million (based upon an implied total enterprise value of $110 million); and provided, further that, should the Required Lenders not approve any determination of Fair Market Value, any dispute with regard to such valuation determination shall be resolved by a neutral valuation firm of national standing approved by the Required Lenders;

                              (4) Common Stock issued upon the exercise of Tranche B Options under the Management Equity Incentive Plan.

                              (5) distributions of any rights to acquire shares of Common Stock;

                              (6) tender offers or exchange offers by DDi or any subsidiary or affiliate (excluding DDi Europe and its European subsidiaries); and

                              (7) any other distributions, offers and similar dilutive events.

                              Subject to the provisions in the "Release Upon Change of Control", in the case of a merger or consolidation in which Common Stock is changed or exchanged, all Lender Warrants become exercisable for consideration that a holder of Common Stock would have received had such holder exercised immediately prior to the consummation of the transactions.

Representations and           Standard (for issuers and purchasers)
Warranties:

Transfer of Lender            Lender Warrants to be transferable in compliance
Warrants:                     with applicable securities laws, subject to the
                              transfer and escrow restrictions specified herein.

Registration Rights           In addition to any registration rights that the
Agreement:                    Subordinated Noteholders have as set forth in
                              Schedule C hereto, which rights shall also be afforded to the Lenders in a Registration Rights
                              Agreement, the holders of Lender Warrants and the Common Stock underlying the Lender Warrants shall receive, pursuant to such Registration Rights
                              Agreement, indemnification from Reorganized DDi, one demand registration, unlimited as to the amount of shares to be registered, at any time within the eighteen (18) month period following the term of the escrow and an unlimited number of exercises of piggyback rights prior to July 31, 2008. Any registration statement for the Common
                              Stock pursuant to the Registration Rights
                              Agreement shall be in the form of a shelf registration and shall be made available commencing no later than the Second Anniversary Date and shall remain available until the earlier of (x) July 31, 2008 and (y) the date on which all Lender Warrants have been exercised.

Transferability:              Prior to the release of the Lender Warrants from
                              escrow, no Lender shall have the right to sell, transfer or assign the right to receive Lender
                              Warrants other than in connection with an assignment of its loans. After the release of the Lender Warrants from escrow, each Lender shall have the absolute right, subject to applicable laws, to sell, transfer or assign the Lender
                              Warrants independent of any assignment of its loans. Reorganized DDi's transfer agent shall be responsible for keeping a record of all issuances of Lender Warrants to the Lenders.

Release Upon Change           If the outstanding Indebtedness (including accrued
of Control:                   and unpaid interest and accrued and unpaid Success
                              Fees with respect thereto) of the Lenders has not been repaid in full and the commitments have not been terminated and a Change of Control (as defined in Schedule F) event occurs and the transaction is a cash-for-stock transaction, all Lender Warrants shall be released from the escrow account, delivered to the Lenders and be deemed immediately exercisable.

                              If a Change of Control event occurs and the transaction is a stock-for-stock transaction, the Lender Warrants shall be released from the escrow account and shall be replaced by or converted into Lender Warrants with substantially similar terms for the common stock of the merged enterprise.

                              If a Change of Control event occurs and the transaction is a combination of stock and cash transaction, then, on a pro rata basis (based on amount stock and cash portions of consideration), Lender Warrants shall (1) with respect to the cash portion of the transaction, be released from the escrow account, delivered to the Lenders and be deemed immediately exercisable; and (2) with respect to the stock portion of the transaction, be released from the escrow account and be replaced by or converted into Lender Warrants with substantially similar terms for the common stock of the merged enterprise.

ADDITIONAL COLLATERAL

Additional Guaranties         In addition to all existing collateral and
and Pledges:                  guarantees of the Lenders, the obligations of each
                              Borrower in respect of the Restructuring Credit
                              Facilities shall be further secured by:

                              1) a guarantee from DDi and DDi Intermediate; and

                              2) a pledge of 100% of the common stock of DDi Intermediate, 100% of the common stock of DDi Capital and 100% of the common stock of each of Reorganized DDi's direct and indirect subsidiaries (other than DDi Europe and its European subsidiaries) not previously pledged to the Lenders.

Treatment of Additional       The guarantees and pledges provided to the Lenders
                              will not be structurally senior or pari passu with respect to the direct claims against DDi Europe of

Guarantees and Pledges:       the Subordinated Noteholders under the New
                              Preferred Stock (as defined in Schedule D below).

CERTAIN CONDITIONS

Initial Conditions:           In addition to the conditions set forth in the
                              Summary of Terms and Conditions, the availability of the Restructuring Credit Facilities shall be conditioned upon satisfaction of, among other things, the following:

                                 (i)  subject to the RSA, each Loan Party (or
                                      the Administrative Agent on its behalf)
                                      shall have executed and delivered the
                                      Restructuring Loan Documents which shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders;

                                 (ii) the Lenders, the Administrative Agent and
                                      their respective professionals shall have received all fees required to be paid and all expenses for which invoices have been presented on or before the Effective Date;

                                 (iii) all governmental and third party
                                      approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the Restructuring contemplated hereby and the continuing operations of the Loan Parties and their respective affiliates and subsidiaries (excluding DDi Europe and its European subsidiaries) shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Restructuring; and

FURTHER CONDITIONS            Other customary conditions as provided in the
                              Restructuring Loan Documents.

Terminated Hedge Agreement:   Amounts owing to JPMorgan Chase Bank under the
                              Hedge Agreement by and between JPMorgan Chase Bank and Details, terminated as of April 25, 2003 (the
                              "Terminated Hedge Agreement") shall be included as Indebtedness.

Budget and Funding            Debtors and Lenders shall enter into an agreement
Mechanism For Chapter 11      in form and substance satisfactory to the
Cases:                        Administrative Agent, the Ad Hoc Committee and the
                              Required Lenders for the funding of the Chapter 11
                              Cases (the "Budget and Funding Mechanism").

Reserved Cash Account         On or before August 1, 2003, the Borrower shall
                              cause to be established a cash account (the
                              "Reserved Cash Account") at JPMorgan Chase Bank and shall fund the Reserved Cash Account with an initial deposit of $7,500,000, which account shall be subject to a control agreement (the "Reserved Cash Account Control
                              Agreement"); provided, that, at all times the balance in the Reserved Cash Account shall be at least $7,500,000; provided, further, that, the Required Lenders may issue a Notice of Sole
                              Control (to be defined in the Reserved Cash
                              Account Control Agreement) at any time in their sole and absolute discretion, but shall not be permitted to seize, set-off or otherwise direct the use of the funds in the Reserved Cash Account until after a Termination Event (as defined in the RSA) occurs under the RSA or, on or after the Effective Date, a default or Event of Default (as defined in the Restructuring Loan Documents) occurs under the Restructuring Loan Documents;
                              provided, however, that until such time as a Notice of Sole Control has been issued by the Administrative Agent, any and all interest that accrues on such initial deposit shall be available to the Borrower.

OTHER TERMS AND CONDITIONS    Substantially similar to those set forth in the
                              Credit Agreement

CERTAIN DOCUMENTATION         The Restructuring Loan Documents shall contain
MATTERS                       representations, warranties, covenants and events
                              of default (including all of those contained in the Credit Agreement except to the extent modified herein) applicable to the reorganized Debtors, the Loan Parties and all of their respective subsidiaries (excluding DDi Europe and its European subsidiaries), including, without limitation, those described below and others to be mutually agreed upon (subject, in each case, to exceptions and baskets to be mutually agreed upon), all of which shall be in form and substance satisfactory to the Required Lenders.

Representations and           The Restructuring Loan Documents will include
Warranties:                   representations and warranties customary for a
                              credit facility of this nature (including all of those contained in the Credit Agreement except to the extent modified herein) and including, without limitation, representations and warranties as to financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Restructuring
                              Loan Documents; no conflict with law or
                              contractual obligations; no material litigation;
                              no default; location and ownership of material assets (including property); liens; intellectual property; no burdensome restrictions; taxes;
                              Federal Reserve regulations; ERISA; Investment
                              Company Act; subsidiaries; current subsidiary organization and structure; environmental matters;
                              solvency; labor matters; accuracy of disclosure;
                              status of subsidiary guarantors and creation and perfection of security interests.

Affirmative Covenants:        The Restructuring Loan Documents will include,
                              without limitation, the following affirmative covenants: delivery of financial statements, reports, financial models, accountants' letters, projections, officers' certificates and other information and reports reasonably requested by the Administrative Agent or the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records;
                              maintenance of independent
                              corporate identity; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events;
                              compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property, subject to existing constraints which do not impair the ability to grant security interests in material collateral and existing permitted liens, and the inclusion of any new affiliates as guarantors and grantors under the collateral documents); and others to be mutually agreed upon.

Financial Covenants:          The Restructuring Loan Documents will include,
                              without limitation, the following financial covenants, which are set forth more fully on Annex
                              II to this Schedule B:

                                 (a)  minimum EBITDA,

                                 (b)  three-month minimum rolling revenue test,

                                 (c)  minimum liquidity test, which shall
                                      provide, inter alia, that, until the
                                      termination of all commitments and Letters of Credit and thereafter until payment in full of the Indebtedness of the Borrower under any of the Restructuring Loan Documents, each Borrower agrees that, unless the Required Lenders shall otherwise consent in writing, it shall not, have less than $7,500,000 in the aggregate at all times in the Reserved Cash Account commencing on August 1, 2003 up to, and including, April 15, 2008 (the "Liquidity Financial Covenant").
                                      Commencing on the Wednesday following
                                      August 1, 2003 and on every Wednesday
                                      thereafter up to, and including April 9, 2008, the Borrower shall prepare and deliver to the Administrative Agent (which may be further transmitted to the then advisors and other Lenders), for the week ending as of the preceding Friday, a report of the daily Minimum Liquidity for that week.

                                 (d)  maximum leverage ratio,

                                 (e)  minimum fixed charge coverage ratio, and

                                 (f) others to be discussed in connection with preparation of Restructuring Loan Documents.

                              The Restructuring Loan Documents will also include a covenant providing that capital expenditures may not exceed during any quarter an amount to be agreed upon with an ability to carry forward any amount that is not used for capital expenditures in any given quarter to the next two succeeding quarters.

Negative Covenants:           The Restructuring Loan Documents will include,
                              without limitation, the following negative covenants: limitations on indebtedness (including guarantee obligations), liens, mergers, consolidations, liquidations and dissolutions, sales and transfers of assets, leases, dividends and other restricted payments, capital expenditures, investments, loans and advances, payments and modifications of subordinated and other debt instruments, transactions with affiliates, sale and leasebacks, accounting changes, negative pledge clauses and clauses restricting subsidiary distributions, interest rate swaps, currency swaps, and other debt equivalents, changes in lines of business, and others to be mutually agreed upon.

Events of Default:            Nonpayment of principal when due; nonpayment of
                              interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon; provided, that, the Liquidity
                              Financial Covenant shall be subject to a fifteen
                              (15) day grace period); cross-default; bankruptcy events; certain ERISA events; material judgments;
                              actual or asserted invalidity of any guarantee or security document or security interest; a change of control (the definition of which is to be agreed); breach of any term or condition of the Non-Solicitation Agreement (as defined below); and others to be mutually agreed upon.

Non-Solicitation              On or before the Effective Date of the Chapter 11
Agreement:                    Plan, Bruce McMaster shall execute a
                              non-solicitation agreement in form and substance acceptable to the Required Lenders (the
                              "Non-Solicitation Agreement").

Canadian Tax Restructuring:   Restructuring Loan Documents will permit for tax
                              restructuring of Dynamic Details Canada, Inc.
                              ("DDIC") in form and substance acceptable to the Required Lenders

Indemnification:              The Debtors and the reorganized Debtors shall
                              indemnify, pay and hold harmless the
                              Administrative Agent and the Lenders and each of their respective predecessors, affiliates, subsidiaries, successors and assigns, together with their past, present and future officers, directors, agents, attorneys, financial advisors, representatives, partners, joint venturers, affiliates and the successors and assigns of any and all of them against any loss, claim, damage, liability, cost or expense incurred in respect of the restructuring of the Pre-Restructuring
                              Indebtedness contemplated hereby, the financing contemplated hereby or the use or the proposed use of proceeds thereof by the reorganized Debtors and their subsidiaries (subject to customary limitations), except to the extent they are found by a final non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the indemnified party; provided, however, that the indemnification obligations with respect to the Lender Warrants shall be as provided in the Registration Rights Agreement.

Governing Law and Forum:      This Summary of Terms and Conditions and the
                              Restructuring Loans Documents shall be governed by, and construed in accordance with, the laws of the State of New York.

Counsel to the                Simpson Thacher & Bartlett LLP.
Administrative Agent:

Documentation:                To be drafted by Simpson Thacher & Bartlett LLP.

                                                           Annex I to Schedule B

                      Interest; Certain Fees; and Expenses

Interest Rate Options:        The Borrower may elect that the Loans comprising
                              each borrowing bear interest at a rate per annum equal to:

                              (a)  the ABR plus the Applicable Margin; or

                              (b)  the Eurodollar Rate plus the Applicable
                                   Margin.

                              As used herein:

                              "ABR" means the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the "Prime Rate"), (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1% and (iii) the federal funds effective rate from time to time plus 0.5%.

                              "Applicable Margin" means:

                              (a) with respect to the Tranche A Revolving Loans and the Tranche A Term Loans, (i) 350 bps, in the case of ABR Loans (as defined below) and (ii) 450 bps component in the case of Eurodollar Loans (as defined below), plus, in each case, a 462.5 bps success fee which shall accrue on a quarterly basis and be payable in cash (x) on and after the date that the Borrower achieves EBITDA of $50 million and (y) at the election of each Lender (which election shall be made on or prior to the execution of the Restructuring Loan Documents) (i) on the Maturity Date or (ii) on the Maturity Date, if and to the extent that on such date the fair market value of the Borrowers and their subsidiaries, which shall be determined by an independent valuation firm approved by the Administrative Agent, is greater than the outstanding amount of Obligations (other than the Success Fee) due under the Restructuring Loan Documents (the "Success Fee").

                              (b) with respect to the Tranche B Term Loans, (i) 350 bps in the case of ABR Loans and (ii) 450 bps in the case of Eurodollar Loans, plus, in each case, a 462.5 Success Fee.

                              "Eurodollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on Page 3750 of the Telerate screen.

Interest Payment Dates:       In the case of Loans bearing interest based upon
                              the ABR ("ABR Loans"), monthly in arrears through the first full quarter after the Effective Date and then quarterly in arrears thereafter.

                              In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:              The Borrower shall pay a commitment fee calculated
                              at the rate of 75 bps per annum on the average daily unused portion of the Tranche A Revolving
                              Facility, payable quarterly in arrears.

Letter of Credit Fees:        The Borrower shall pay a fee on all outstanding
                              Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans that are Revolving Loans on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.

                              A fronting fee equal to 25 bps per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Lenders' Consent Fee          On or before the effective date of the RSA, the
                              Debtors shall pay a consent fee of 137.5 bps to the Lenders.

Work Fee:                     The Debtors shall pay a work fee to the
                              Administrative Agent (the "Work Fee") pursuant to a Work Fee Letter on the Effective Date. The Work
                              Fee shall be payable as follows: (i) fifty percent
                              (50%) payable on the effective date of the RSA;
                              and (ii) fifty percent (50%) payable on the date that is six (6) months following the Effective
                              Date of the Chapter 11 Plan.

Default Rate:                 At any time when the Borrower is in default in the
                              payment of any amount of principal due under the Restructuring Credit Facilities, all outstanding
                              Loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to the relevant ABR
                              Loans.

Rate and Fee Basis:           All per annum rates shall be calculated on the
                              basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime
                              Rate) for actual days elapsed.

Interest, Fees and Expenses   During the Chapter 11 Cases, the Debtors shall (i)
During Chapter 11 Cases:      continue to pay post-petition interest on the
                              Pre-Restructuring Loans and all other fees
                              (including but not limited to the annual administrative agency fee payable to the Administrative Agent) provided for under the Credit Agreement, and (ii) continue to pay any and all reasonable fees, costs and expenses of Simpson
                              Thacher & Bartlett, counsel to the Administrative
                              Agent and FTI Consulting, financial advisors to the Administrative Agent.

Expenses:                     On and for all periods after the Effective Date,
                              the Borrower shall: (a) pay all reasonable out-of-pocket expenses of the Administrative Agent associated with the Restructuring Credit
                              Facilities and the preparation, execution, delivery and administration of the Restructuring
                              Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel, in-house counsel and financial advisors, including in connection with consultation during ongoing administration), (b) pay all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel, in-house counsel and financial advisors) in connection with the enforcement of, and preservation of rights under, the Restructuring Loan Documents, (c) pay the annual administrative agency fee payable to the Administrative Agent, and (d) replenish and maintain the retainers provided to Simpson Thacher
                              & Bartlett and FTI Consulting in connection with the Loan Documents, in the amounts of $125,000
                              (the "STB Retainer") and $75,000 (the "FTI
                              Retainer"), respectively.

                                                             Annex II Schedule B
                                                             -------------------

                          Principal Financial Covenants
                          -----------------------------

                                                    FOR SETTLEMENT PURPOSES ONLY
                                                             PURSUANT TO FRE 408

                                   SCHEDULE C

                        Term Sheet for the Common Equity

                       REORGANIZED DDi (FOR COMMON EQUITY)

Structure:                    No change to existing structure.

Issuer:                       Reorganized DDi ("Reorganized DDi")

Common Equity (issued to      Subordinated Noteholders to receive 94% of the
Noteholders):                 Common Stock on the Effective Date
                              of the Chapter 11 Plan, subject to dilution for
                              (i) all Common Stock issuable under the
                              Management Equity Incentive Plan (annexed hereto as Schedule F) upon the exercise of management options thereunder and (ii) Common Stock issuable upon exercise of the Lender Warrants.

Common Equity (issued to      Holders of old common stock in DDi to
old equity):                  receive 1.0% of the Common Stock of
                              Reorganized DDi on the Effective Date
                              of the Chapter 11 Plan, subject to
                              dilution for (i) all Common Stock
                              issuable under the Management Equity
                              Incentive Plan upon the exercise of all
                              management options thereunder and (ii)
                              Common Stock issuable upon exercise of
                              the Lender Warrants.

Common Equity (issued to      See Schedule B.
Lenders):

Common Equity (issued to      See Schedule F.
management):

Common Equity (issued to      None. See Schedule E.
Senior Discount
Noteholders):

Board of Directors:           Bylaws to provide that board of directors of
                              Reorganized DDi (the "Board") shall consist of seven members. Immediately following the
                              Effective Date of the Chapter 11 Plan, the Board shall consist of seven directors, comprised as follows:

                                   .    CEO of Reorganized DDi

                                   .    CEO of DDi Europe

                                   .    Two Subordinated Noteholder designees
                                        (designated by Ad Hoc Committee prior to distribution of Chapter 11 Plan) which designees will be included in Chapter 11 Plan as sent to Subordinated Noteholders for approval

                                   .    Three Subordinated Noteholder designees
                                        (selected by Ad Hoc Committee prior to
                                        distribution of Chapter 11 Plan) which
                                        designees will be included in Chapter 11
                                        Plan as sent to Subordinated Noteholders for approval (designees will be selected from list to be developed in conjunction with Reorganized DDi, the Subordinated Noteholders and their respective advisors)

                                   .    Reorganized DDi will use commercially
                                        reasonable efforts to provide to the Ad
                                        Hoc Committee the names of at least 3
                                        directors who meet the "independence"
                                        standards of the Securities and Exchange
                                        Commission and the Nasdaq National
                                        Market (whether or not Reorganized DDi
                                        or any of Reorganized DDi's securities
                                        are subject to such standards), prior to or immediately following the Effective Date of the Chapter 11 Plan.

                                   . Directors shall serve one-year terms. No staggered board terms.

                                   .    After the Effective Date of the Plan,
                                        and not less than annually thereafter,
                                        prior to any election by the
                                        stockholders or appointments by the
                                        Board (if there are not remaining at the time of any such appointment by the Board, two members of the Board who have been previously recommended as nominees by the Preferred Stock Representatives (as defined below), two holders of Preferred Stock (who initially will be Providence Capital, LLC and Tablerock Fund Management, LLC (the "Preferred Stock Representatives")), together, shall make reasonable recommendations in good faith (the "Designation Right") to the Board (or more frequently in the event any such Preferred Stock Representative transfers any of its shares of Preferred Stock along with its Designation Right to an unaffiliated third party) with respect to two nominees, who shall be qualified and otherwise appropriate candidates for the Board in the event of an election by the stockholders and a number of nominees necessary to result in there being two acting members of the Board who have been recommended by such Preferred Stock Representatives in the event of an appointment by the Board. Such recommendation may be made by delivering notice thereof to the Company within sixty (60) days after the written request by the Board of names for consideration (or more frequently in the event such holder of Preferred Stock and any transferee thereof each certify that such holder of Preferred Stock has transferred its shares of Preferred Stock to such transferee). If at any time while the Preferred Stock remains outstanding those nominees recommended by such holders of the Preferred Stock are not appointed by the Board to the Board (if the appointments are determined by the Board) or nominated by the Board or management of the Company for election by the Company's stockholders to the Board, then as a remedy to the holders of the Preferred Stock, for breach of the Preferred Stock Right, the Preferred Stock shall bear a dividend rate equal to 17% effective retroactively to the date of issuance (until such time as two nominees recommended to the Board pursuant to the foregoing procedures are appointed or nominated, whereupon the dividend rate shall be decreased to 15% commencing on the date of such complying appointments or nominations.) Notwithstanding the foregoing, if (x) any member of the Board who holds Preferred Stock (or who is a stockholder, director, member, partner, employee or otherwise an affiliate of a person or entity who holds Preferred Stock)(each, a "Preferred Stock Board Member") votes against an appointment or nominee to the Board recommended by such holders of Preferred Stock (the "Recommended Board Member") in accordance with the foregoing provisions, (y) such Recommended Board Member is not appointed or nominated to the Board because one or more Preferred Stock Board Members votes against such Recommended Board Member and (z) such Recommended Board Member would have been appointed or nominated to the Board had such Preferred Stock Board Member voted for such Recommended Board Member, then there shall be no increase in the dividend rate pursuant to the provisions of this section.

Registration Rights:          The Subordinated Noteholders will have
                              registration rights for U.S. public
                              offerings, the timing of which will be
                              at the discretion of the Board of
                              Directors. The Subordinated Noteholders
                              will have the same registration rights
                              provided to the Lenders in Schedule B.

                                                    FOR SETTLEMENT PURPOSES ONLY
                                                             PURSUANT TO FRE 408

                                   SCHEDULE D

                       Term Sheet for the Preferred Equity

                                   DDi Europe
                           PREFERRED STOCK TERM SHEET

Issuer of Preferred Stock:    DDi Europe

Equity Investment:                      shares of preferred stock of DDi Europe
                              ---------
                              (the "Preferred Stock") with a liquidation value
                              of $      per share (plus accrued and unpaid
                                  -----
                              dividends thereon), for an aggregate liquidation preference of $16.5 million. The final governing documents will reflect a liquidation preference of British pounds, based on a conversion rate of the Bank of Scotland ("BOS") in effect on the fifth business day preceding the Effective Date of the Chapter 11 Plan.

Dividends:                    15% per annum, payable quarterly in arrears.
                              Dividends will compound quarterly and accumulate to the extent not paid in cash. DDi Europe shall pay dividends in cash only (x) if not prohibited by existing financing arrangements or applicable law, and (y) if DDi Europe will have at least
                              (pound)2.0 million in cash, as reflected upon its balance sheet prepared in accordance with U.K.
                              GAAP, immediately following such dividend payment.

Priority:                     Senior with respect to dividends and redemptions
                              and upon liquidation to all other classes and series of DDi Europe's capital stock.

Optional Redemption:          None.

Mandatory Redemption:         The Preferred Stock shall be redeemed by DDi
                              Europe upon the later of (i) January 31, 2009 or
                              (ii) repayment in full of all obligations under the BOS credit facility, as amended from time to time (but not as to any extensions of the maturity date), to the extent permitted by law.

Voting Rights:                On the Effective Date, the Board of Directors of
                              DDi Europe shall consist of seven (7) directors, four (4) of whom (the "Preferred Stock Appointed
                              Directors") shall be elected by the holders of Preferred Stock, voting as a class. The Preferred
                              Stock shall have no other voting rights except as otherwise required by applicable law. The initial term, commencing on the Effective Date, of the Preferred Stock Appointed Directors shall be two
                              (2) years. For each subsequent board election when the Preferred Stock is still outstanding, the holders of the Preferred Stock will designate the following number of board seats (which shall provide for a one (1) year term) based on the trailing twelve (12) month EBITDA at the time of the election:

                              --------------------------------------
                              EBITDA < $15 million                 4
                              --------------------------------------
                              $15 million < EBITDA < $25 million   3
                              --------------------------------------
                              $25 million < EBITDA < $35 million   2
                              --------------------------------------
                              EBITDA > $35 million                 1
                              --------------------------------------

Preferred Stock Rights:       The Preferred Stock will have certain covenant
                              rights (all of which shall be further subject to any limitations in the BOS credit facility) including: (1) restrictions on payment of dividends or redemption of any shares (other than dividends or redemptions of Preferred Stock); (2) limitations on the incurrence of additional indebtedness, except indebtedness in the ordinary course of business (i.e. trade credit) and purchase money indebtedness (i.e. capital lease obligations) in the ordinary course of business;
                              (3) restrictions on DDi Europe's ability to amend its articles of association or bylaws to the extent that such amendments directly or indirectly affect the rights of the Preferred
                              Stock or its holders, including without
                              limitation, any amendment which would directly or indirectly authorize shares or the issuance of shares or other securities convertible or exercisable into shares ranking as regards participation in the profits or the assets of DDi
                              Europe ahead of or pari passu with the Preferred
                              Stock; (4) restrictions on any asset disposition, whether for value or not, without the prior written consent of a majority of the holders of the Preferred Stock except for an asset disposition which is made in the ordinary course of business and which involves only the sale of property that is either: (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of reorganized DDi or is obsolete unless the asset disposition is made solely in exchange for cash consideration and the net cash proceeds therefrom are used to pay cash dividends, in accordance with applicable law, to the holders of the Preferred Stock.

Remedies:                     Remedy for certain breaches of the New Preferred
                              Stock Rights described above (following
                              reasonable cure period) shall be an increase in dividend rate to 17% (until remedied or cured, in which case the rate returns to 15%). Remedy for others shall be limited only by applicable law.
                              Remedy for failure to redeem or purchase the Preferred Stock, whether or not permitted by law, in the event of a mandatory redemption or change of control based on the terms set forth below, shall be that the redemption (or repurchase or purchase) price, including all accrued and unpaid dividends, as well as all costs and expenses to collect the foregoing amounts shall become subordinated indebtedness of DDi Europe, subject to applicable law, payable on demand.

Registration Rights:          DDi Europe shall file, at DDi Europe's expense, a
                              United States registration statement, which shall become effective on or prior to the first anniversary of issuance. In addition, at any time
                              DDi Europe files a United States registration statement relating to equity, the holders of Preferred Stock shall be permitted the opportunity, on at least twenty

                              (20) days notice, to participate in such registration, subject to reasonable pro rata cutbacks based on advice of the lead underwriter participating in the subject transaction. DDi Europe may postpone for one hundred twenty (120) days the filing or effectiveness of a registration statement if the board of directors determines that such registration would reasonably be expected to have an adverse effect on any proposal or plan of DDi Europe to engage in any acquisition of assets (other than in the ordinary course), merger, consolidation, public issuance of stock or debt, tender offer or similar transaction.

Put Rights:                   .    Each holder of the Preferred Stock shall
                                   have the right to require DDi Europe or its successor in a change of control to purchase or repurchase all of such holder's investment in Preferred Stock at a price equal to 107% (during first year), 104%
                                   (during second year) and 101% (thereafter) of $16.5 million plus all accrued and unpaid dividends during a twenty (20) business day period following notice of the consummation of a change of control of DDi Europe.
                                   "Change of Control" occurs if (i)
                                   Reorganized DDi fails to control directly more than 50% of the voting stock of DDi
                                   Europe, (ii) all or substantially all of the assets of DDi Europe are sold to another person (other than reorganized DDi and/or its subsidiaries), or (iii) the merger or consolidation of DDi Europe with or into another person (other than Reorganized DDi and/or its subsidiaries) or the merger of another person (other than Reorganized DDi and/or its subsidiaries) with or into DDi
                                   Europe, or if the securities of DDi Europe that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the voting stock of DDi Europe are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving person or transferee that represent, immediately after such transaction, a majority of the aggregate voting power of the voting stock of the surviving person or transferee.

                                                    FOR SETTLEMENT PURPOSES ONLY

                                                             PURSUANT TO FRE 408

                                   SCHEDULE E

                      Preliminary Discount Notes Term Sheet
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Indebtedness:               Approximately $16.5 million the ("SDN Indebtedness")
--------------------------------------------------------------------------------
New Interest Rate:          16% PIK to go cash pay at 14% pursuant to terms
                            outlined below
--------------------------------------------------------------------------------
Maturity:                   1/1/09
--------------------------------------------------------------------------------
Modification of Payment     PIK interest through maturity; cash pay at the
Terms:                      election of the Issuer (and entities it owns on a
                            consolidated basis), provided that interest must be paid in cash from and after the quarter in which the Issuer achieves LTM leverage equal or less than 2.5X. In addition, in any period prior to the Issuer
                            (and entities it owns, on a consolidated basis) achieving LTM leverage equal or less than 2.5X, cash interest for the current period will be paid to Senior Discount Noteholders out of excess cash prior to any repayment of the Bank debt, with excess amortization payments to the Bank debt paid with any remaining excess cash. No partial PIK. Issue due and payable on sale of Company, Issuer or Subsidiary.

                            Interest accrued/paid quarterly.
--------------------------------------------------------------------------------
Guarantee:                  Acceptable anti-layering protection.
--------------------------------------------------------------------------------
Warrants:                   Warrants of the Company will be issued to the
                            holders of the Senior Discount Noteholders but held in escrow for 2.5% of the fully-diluted reorganized equity (the "SDN Warrants"). Nominal strike,
                            December 2008 expiry, anti-dilution protection consistent with Lender Warrants (but in no event shall the SDN Warrants dilute the Lender Warrants), registration rights consistent with Lender Warrants, cashless exercise, and other rights level with Lender Warrants, exercisable commencing on the first business day after the Second Anniversary Date, provided, however:

                            . if the Issuer elects to go to 100% cash pay permanently and irrevocably on or prior to the Second Anniversary Date then in such event all of the SDN Warrants shall be cancelled or

                            . if the Issuer has satisfied all of the SDN
                            Indebtedness to the holders of the Senior Discount Notes on or prior to the Second Anniversary Date, then in such event all claims to the SDN Warrants shall be cancelled.

--------------------------------------------------------------------------------
Covenants:                  Typical HY Covenants with exceptions for dividends
                            to reorganized DDi to cover corporate expenses
                            related to being a public company to be capped at an
                            amount acceptable to Senior Discount Noteholders. In
                            the event Company is no longer public, Senior
                            Discount Noteholders to receive annual audited
                            financial statements for the Company and summary
                            quarterly unaudited financial statements for the
                            Company. Senior Discount Noteholders to receive same
                            financial reporting information as Bank Group (i.e.,
                            monthly reports, etc).
--------------------------------------------------------------------------------
Treatment of Lenders and    Final treatment to be acceptable to Senior Discount
Convertible Noteholders:    Noteholders.
--------------------------------------------------------------------------------
Releases:                   Global Releases and Plan Injunction
--------------------------------------------------------------------------------
Fees:                       Company and/or Issuer to pay reasonable attorney
                            fees of Senior Discount Noteholders as well as any
                            fees to be incurred by indenture trustee of Senior
                            Discount Notes.
--------------------------------------------------------------------------------
Other Terms & Conditions:   Callable at par plus accrued subject to Bank
                            Covenants; no partial calls permitted.

                                                    FOR SETTLEMENT PURPOSES ONLY
                                                             PURSUANT TO FRE 408

                                   SCHEDULE F

                   Term Sheet for Management Equity Term Sheet

                                 REORGANIZED DDi
                          MANAGEMENT EQUITY TERM SHEET

A.   MANAGEMENT EQUITY

Issuer of Management Equity:     Reorganized DDi

Percentage of Equity to          5% of the Common Stock on the Effective Date of
Management:                      the Chapter 11 Plan, plus grants of options (as
                                 set forth below). The equity in the form of the Common Stock ("Restricted Common Stock") or options to acquire Common Stock ("Options") to be issued to management shall be forfeitable under certain circumstances as described below.

B.   MANAGEMENT EQUITY INCENTIVE PLAN

Equity Grant Date:               100% of all Restricted Stock on the Effective
                                 Date of the Chapter 11 Plan may be granted, subject to Mandatory Forfeiture (as defined below)

Option Grant Date:               Tranche A (Series A1-A4): Tranche A of the
                                 Management Equity Incentive Plan to provide for options to purchase an aggregate of twelve and a half percent (12.5%) of the Common Stock of Reorganized DDi on the Effective Date
                                 (collectively, the "Tranche A Options"). Fifty percent (50%) of all Tranche A Options shall be granted on the Effective Date of the Chapter 11
                                 Plan and the remaining fifty percent (50%) of Tranche A Options shall be granted on the twelve (12) month anniversary of the Effective
                                 Date of the Chapter 11 Plan, subject to
                                 Mandatory Forfeiture (as defined below).

                                 Tranche B: Tranche B of the Management Equity Incentive Plan to provide for discretionary options to purchase an aggregate of four percent (4%) of the Common Stock of Reorganized DDi on the Effective Date (the "Tranche B Options"). The issuance of the Tranche B Options shall be in the discretion of the Compensation Committee of the Board of Directors of Reorganized DDi, or CEO under CEO Exemption.

Equity Vesting Schedule:         50% of the Restricted Stock will vest
                                 immediately upon grant, 50% of the Restricted
                                 Stock will vest 12 months after the grant.

Option Vesting Schedule:         Tranche A (Series A1-A4): 1/3 of the Options
                                 will vest immediately upon grant, 1/3 of the Options will vest on the 18 month anniversary of the grant, 1/3 of the Options will vest on the 36 month anniversary of the grant.

                                 Tranche B: 1/3 of the Options will vest
                                 immediately upon grant, 1/3 of the Options will vest on the 18 month anniversary of the grant, 1/3 of the Options will vest on the 36 month
                                 anniversary of the grant.

Series A1 Options:               10 year Options to purchase 3-1/3% of the
                                 "Common Stock of Reorganized DDi on a fully diluted basis on the Effective Date" at a strike price of an implied total enterprise value of $110 million.

Series A2 Options:               10 year options to purchase 3-1/3% of the
                                 "Common Stock of Reorganized DDi on a fully diluted basis on the Effective Date" at the following strike prices:

                                 (i) First grant date: the Fair Market Value of the stock on the date of grant.

                                 (ii) Second grant date: the greater of (a) the Fair Market Value of the Common Stock on the date of grant and (b) the strike price on the first grant date.

Series A3 Options:               10 year options to purchase 3-1/3% of the
                                 "Common Stock of Reorganized DDi on a fully diluted basis on the Effective Date" at the following strike prices:

                                 (i) First date: 115% of the Fair Market Value of the Common Stock on the date of grant.

                                 (ii) Second grant date: the greater of (a) the Fair Market Value of the Common Stock on the date of grant and (b) the strike price on the first grant date.

Series A4 Options:               Five year Options to purchase 2.5% of the
                                 "Common Stock of Reorganized DDi on a fully diluted basis on the Effective Date" at nominal strike price. Options may only be exercised on and after the Second Anniversary Date as follows:

                                 . 0%, if the commitments (including accrued and unpaid interest and accrued and unpaid PIK interest with respect thereto) of the Lenders have not been permanently repaid by at least fifty percent (50%) of the aggregate amount of such commitments outstanding on the Effective Date;

                                 . 50%, if the commitments (including accrued and unpaid interest and accrued and unpaid PIK interest with respect thereto) of the Lenders have been permanently repaid by at least fifty percent (50%) but less than one hundred percent (100%) of the aggregate amount of such commitments outstanding on the Effective Date;

                                 . 100%, if the commitments plus all accrued and unpaid interest and accrued and unpaid PIK Interest have been repaid in full to the Lenders.

Tranche B Options:               10 year options to purchase four percent (4%)
                                 of the Common Stock of Reorganized DDi on the Effective Date at a strike price equal to the Fair

                                 Market Value of the Common Stock.

Mandatory Forfeiture:            All unvested grants of Options and Restricted
                                 Stock will be subject to mandatory forfeiture by the holder, if the holder's employment is terminated by Reorganized DDi for Cause, or the holder voluntarily leaves Reorganized DDi without Good Reason prior to the 36 month anniversary of the grant. Any forfeited grants shall be made available for redistribution at the discretion of the Compensation Committee of the reorganized Board of Directors of Reorganized DDi.

Vesting upon Change of           If the Change of Control is a cash-for-stock
Control:                         transaction, full acceleration of unvested
                                 Options and unvested Restricted Stock.

                                 If the Change of Control is a stock-for-stock transaction, no acceleration of unvested Options or unvested Restricted Stock and unvested Options and unvested Restricted Stock will be converted into unvested Options and unvested Restricted Stock of the merged enterprise.

                                 If the Change of Control is a combination of stock and cash transaction, then unvested Options and unvested Restricted Stock will accelerate pro rata (based on amount stock and cash portions of consideration) and will be converted into pro rata number of unvested Options and unvested Restricted Stock of the merged enterprise.

                                 If, following a Change of Control, (i) a holder's employment is terminated by Reorganized DDi or the successor to Reorganized DDi for Cause, or the holder voluntarily leaves the successor to Reorganized DDi without Good Reason within one year following the effective date of the Change of Control, then all of such holder's unvested Options and unvested Restricted Stock shall be forfeited upon such termination and/or leave or (ii) a holder's employment is terminated by Reorganized DDi or the successor to Reorganized DDi without Cause, or the holder voluntarily leaves Reorganized DDi or the successor to Reorganized DDi with Good Reason within two years following the effective date of the Change of Control, then all of such holder's unvested Options and unvested Restricted Stock shall immediately vest upon such termination or leave.

Other Terms:                     .    Cashless exercise features.

                                 . Registration Rights: An S-8 registration statement shall be filed on or subsequent to the effectiveness of an equity registration statement filed by Reorganized DDi for the benefit of the former Subordinated Noteholders and the Lenders who are then holders of Common Stock and/or Lender Warrants after the Effective Date of the Chapter 11 Plan.

                                 .    Management Options and Restricted Stock
                                      shall be entitled to antidilution
                                      protection for stock dividends and stock splits only.

Definitions (applicable for      .    "Cause" shall mean a Management Holder's
this                                  (a) indictment or

Schedule F only; provided,            conviction of any felony (it being
however, that the "Change of          understood that if such Management Holder
Control" and "Fair Market             is not convicted of a felony within two
Value" definitions shall apply        (2) years of indictment (or later if any
to the entire Term Sheet):            state or federal agency is actively
                                      prosecuting such felony), such options
                                      shall be reinstated), (b) fraud,
                                      misappropriation, or embezzlement that
                                      would warrant termination from Reorganized
                                      DDi or its subsidiaries based upon the
                                      existing policies of Reorganized DDi and its subsidiaries then in effect, (c) failure or refusal, after reasonable notice, to perform the material duties of such person's office, (d) drug or alcohol abuse that would warrant termination from Reorganized DDi or its subsidiaries based upon the existing policies of Reorganized
                                      DDi and its subsidiaries then in effect,
                                      (e) any willful misconduct or willful acts that materially impair the assets of operations of Reorganized DDi and its subsidiaries, taken as a whole, (f) acts of discrimination or sexual harassment that would warrant termination from
                                      Reorganized DDi or its subsidiaries based upon the existing policies of Reorganized
                                      DDi and its subsidiaries then in effect,
                                      (g) public statements disparaging
                                      Reorganized DDi that are likely to cause material damage to Reorganized DDi and its subsidiaries, taken as a whole.

                                 .    "Fair Market Value" shall mean:

                                      (a) if the Common Stock is listed on any national securities exchange or quoted on the Nasdaq National Market or Nasdaq Small Cap Market, weighted average of the closing sales price of the Common Stock on such exchange or market on the five (5) trading days immediately preceding the date of grant; or

                                      (b) otherwise, the fair market value as
                                      determined by the Board of Directors of
                                      Reorganized DDi, which determination shall be subject to approval by the Required Lenders;

                                      provided, further, that should the
                                      Required Lenders not approve the
                                      determination of Fair Market Value, any
                                      dispute with regard to such valuation
                                      determinations shall be resolved by a
                                      neutral valuation firm of national
                                      standing approved by the Required Lenders

                                 .    "Good Reason" means termination of
                                      employment by a Management Holder if (x)
                                      (a) such Management Holder's annual base salary is materially reduced without Cause(unless there is a reduction in the base salary of substantially all comparably positioned employees or unless such Management Holder consents) or (b) the requirements of such person's job materially and adversely are changed without Cause and without such Management Holder's consent (including, without limitation, the relocation of the Management Holder's place of employment to a location beyond 75 miles of his or her then current place of employment) and (y) such Management Holder terminates his position within 90 days of either (x)(a) or (x)(b) and states that the purpose for such termination is the events stated in
                                      (x)(a) or (x)(b).

                                 . "Change of Control" will be considered to have occurred if:

                                      .    any "person" or "group" is or becomes
                                           the beneficial owner, directly or
                                           indirectly, of more than 50% of the
                                           total voting power of the voting
                                           stock of Reorganized DDi (for the
                                           purposes of this clause, such person
                                           shall be deemed to beneficially own
                                           any voting stock of a person held by
                                           any other person (the "parent
                                           entity"), if such person is the
                                           beneficial owner, directly or
                                           indirectly, of more than 50% of the
                                           voting power of the voting stock of
                                           such parent entity) or such person or
                                           group has the power, directly or
                                           indirectly, to elect a majority of
                                           the members of the board of directors
                                           of Reorganized DDi;

                                      .    the sale of all or substantially all
                                           the assets of Reorganized DDi to
                                           another person, or, the merger or
                                           consolidation of Reorganized DDi with
                                           or into another person or the merger
                                           of another person with or into
                                           Reorganized DDi, or if the securities
                                           of Reorganized DDi that are
                                           outstanding immediately prior to such
                                           transaction and which represent 100%
                                           of the aggregate voting power of the
                                           voting stock of Reorganized DDi are
                                           changed into or exchanged for cash,
                                           securities, or property, unless
                                           pursuant to such transaction such
                                           securities are changed into or
                                           exchanged for, in addition to any
                                           other consideration, securities of
                                           the surviving person or transferee
                                           that represent, immediately after
                                           such transaction, a majority of the
                                           aggregate voting power of the voting
                                           stock of the surviving person or
                                           transferee; or

                                      .    Reorganized DDi is dissolved or
                                           liquidated.

                                   SCHEDULE A

--------------------------------------------------------------------------------
                                                            % of Tranche A
     Employee                     Title                  (Series A1-A4) Awards
--------------------------------------------------------------------------------
Bruce McMaster       President and CEO                            30%
--------------------------------------------------------------------------------
Michael Moisan       COO                                           9%
--------------------------------------------------------------------------------
Joe Gisch            SVP - Strategic Planning and BD               7%
--------------------------------------------------------------------------------
Tom Ingham           VP - Sales & Marketing                        7%
--------------------------------------------------------------------------------
David Blair          President & CEO - European                    7%
                     Operations
--------------------------------------------------------------------------------
Brad Tesch           VP - North American Assembly Ops              5%
--------------------------------------------------------------------------------
John Stumpf          CFO                                           5%
--------------------------------------------------------------------------------
Terry Wright         CTO                                           5%
--------------------------------------------------------------------------------
Tim Donnelly         General Counsel                               5%
--------------------------------------------------------------------------------
Jay Latin            VP - Sales                                    5%
--------------------------------------------------------------------------------
Robert Hembree       CIO                                           5%
--------------------------------------------------------------------------------
Tom Johnston         Managing Director                             2%
--------------------------------------------------------------------------------
John Calvert         VP - Sales & Marketing Europe                 2%
--------------------------------------------------------------------------------
John Chelberg        VP - Operations                               2%
--------------------------------------------------------------------------------
Victor Hemmingway    VP - Operations                               2%
--------------------------------------------------------------------------------
Jon Pereira          VP - Operations                               2%
--------------------------------------------------------------------------------

                                                                       EXHIBIT B

                [Form of Joinder for Senior Discount Noteholders]

                                     JOINDER

     This Joinder to the Senior Discount Noteholder Plan Support Agreement,
dated as of August      , 2003, by and among the Company and the Consenting
                   -----
Senior Discount Noteholders, all signatories thereto (the "Agreement"), is
executed and delivered by [                     ] (the "Joining Party") as of
                           ---------------------
[          ], 2003. Each capitalized term used herein but not otherwise defined
 ----------
shall have the meaning set forth in the Agreement.

     1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, attached to this Joinder as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time). The Joining Party shall hereafter be deemed to be a "Consenting Senior Discount Noteholder" and a "Party" for all purposes under the Agreement.

     2. Representations and Warranties. With respect to the Debt set forth below its name on the signature page hereof and all related claims, rights and causes of action arising out of or in connection with or otherwise relating to such Debt, the Joining Party hereby makes the representations and warranties of the Consenting Senior Discount Noteholders set forth in the Agreement to each other Party to the Agreement.

     3. Notices. All notices and other communications to be delivered to the Joining Party shall be made to the addresses and facsimile numbers set forth below.

     4. Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York.

                                    * * * * *

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]


By:
   ---------------------------------
Name:
Title:

------------------------------------
Principal Amount of Debt Held
------------------------------------
Debt
------------------------------------

Notice Address:

With a Copy to:

     Acknowledged:


     By:
        ----------------------------
     Name:
     Title:

                                     JOINDER

     This Joinder to the Senior Discount Noteholder Plan Support Agreement, dated as of August 19, 2003, by and among the Company and the Consenting Senior Discount Noteholders, all signatories thereto (the "Agreement"), is executed and delivered by AIG Global Investment Corp. (the "Joining Party") as of August 19, 2003. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

     1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, attached to this Joinder as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time). The Joining Party shall hereafter be deemed to be a "Consenting Senior Discount Noteholder" and a "Party" for all purposes under the Agreement.

     2. Representations and Warranties. With respect to the Debt set forth below its name on the signature page hereof and all related claims, rights and causes of action arising out of or in connection with or otherwise relating to such Debt, the Joining Party hereby makes the representations and warranties of the Consenting Senior Discount Noteholders set forth in the Agreement to each other Party to the Agreement.

     3. Notices. All notices and other communications to be delivered to the Joining Party shall be made to the addresses and facsimile numbers set forth below.

     4. Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York.

                                    * * * * *

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

SUNAMERICA LIFE INSURANCE COMPANY


By: AIG Global Investment Corp., investment adviser


     By: /s/ Christopher F. Ochs
         ---------------------------
         Christopher F. Ochs
         Vice President

------------------------------------
Principal Amount of Debt Held
------------------------------------
   Debt           2,000,000
------------------------------------

Notice Address:   SunAmerica Life Insurance Company
                  C/O AIG Global Investment Corp.,
                  2929 Allen Parkway, 37th Floor
                  Houston, TX 77019
                  Attention: Mike Lanier

With a Copy to:

     Acknowledged:


     By:
         --------------------------
     Name:
     Title:

                                     JOINDER

     This Joinder to the Senior Discount Noteholder Plan Support Agreement, dated as of August 19, 2003, by and among the Company and the Consenting Senior Discount Noteholders, all signatories thereto (the "Agreement"), is executed and delivered by J.P. MORGAN PARTNERS (BHCA), L.P. (the "Joining Party") as of August 19, 2003. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

     1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, attached to this Joinder as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time). The Joining Party shall hereafter be deemed to be a "Consenting Senior Discount Noteholder" and a "Party" for all purposes under the Agreement.

     2. Representations and Warranties. With respect to the Debt set forth below its name on the signature page hereof and all related claims, rights and causes of action arising out of or in connection with or otherwise relating to such Debt, the Joining Party hereby makes the representations and warranties of the Consenting Senior Discount Noteholders set forth in the Agreement to each other Party to the Agreement.

     3. Notices. All notices and other communications to be delivered to the Joining Party shall be made to the addresses and facsimile numbers set forth below.

     4. Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York.

                                    * * * * *

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.


/s/ Richard Waters
-------------------------------------
By: J.P. MORGAN PARTNERS (BHCA), L.P.
Name: Richard Waters
Title: Partner

-------------------------------------
Principal Amount of Debt Held
-------------------------------------
   Debt*       $7,000,000
-------------------------------------
*Does not reflect accrued interest

Notice Address:   J.P. MORGAN PARTNERS (BHCA), L.P.
                  1221 Avenue of Americas, 39th Floor
                  New York, NY 10020-1080
                  Attention: Kevin O'Brien

With a Copy to:

     Acknowledged:


     By:
         ----------------------------
     Name:
     Title: